As filed with the Securities and Exchange Commission on   , 1995.
                                        Registration No. 33-98892
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                            FORM S-l

                             Registration Statement
                              Under
                           THE SECURITIES ACT OF 1933


                              CEL-SCI Corporation
               (Exact name of registrant as specified in charter)

             Colorado                                    283l
         (State or other                (Primary Standard Classi-
         jurisdiction of                fication Code Number)
         incorporation)

                                  66 Canal Center Plaza, Suite 510
                                   Alexandria, Virginia  223l4
84-09l6344                                   (703) 549-5293
    (IRS Employer               (Address, including zip code, and
    I.D. Number)               telephone number including area of
                                  principal executive offices)

                        Geert Kersten
                        66 Canal Center Plaza, Suite 510
                              (703) 549-5293
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

        Copies of all communications, including all communications sent to the agent for service, should be sent to:

           William T. Hart, Esq.      John G. Herbert, P.C.
           Hart & Trinen                One Barclay Plaza
           1624 Washington Street       1675 Larimer Street
           Denver, Colorado  80203      Denver, CO  80202
           (303) 839-0061               (303) 534-0522


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration
Statement

                              Page 1 of  Pages Exhibit Index Begins on
                       Page



If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 4l5 under the Securities Act of 1933, check the following box. / X /


CALCULATION OF REGISTRATION FEE
Title of each                       Proposed Proposed
  Class of                           Maximum  Maximum
Securities            Amount        Offering Aggregate    Amount of
  to be                to be       Price Per  Offering   Registration
Registered           Registered      Share (1)  Price        Fee

Common Stock (1)    517,5000       $4.50 (3)  $1,940,625     $670
Series B Warrants (1)517,500       $0.01      $5,175           $2
Common Stock Issuable
upon Exercise of
Series B Warrants (2)517,500       $4.50    $1,940,625       $670
Total                                       $3,886,425     $1,342


(1) Shares and Series B Warrants issuable upon the exchange of the Company's outstanding Warrants.
(2) Each Warrant entitles the holder to purchase one additional share of Common Stock.
(3) Based upon the closing price of the Company's Common Stock on October 25, 1995.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


CEL-SCI CORPORATION
CROSS REFERENCE SHEET

          Item in Form S-1                           Location in
Prospectus
Item 1    Forepart of the Registration Statement
          and Outside Front Cover Page of
          Prospectus ..............................  Facing
                                                     Page;
                                                     Outside
                                                     Front
                                                     Cover Page
Item 2    Inside Front and Outside Back Cover
          Pages of Prospectus .....................  Inside Front
                                                     Cover Page;
                                                     Outside Back
                                                     Cover Page
Item 3    Summary Information, Risk Factors and
        Ratio of Earnings to Fixed Changes ......  Prospectus
                                                     Summary; Risk
                                                     Factors
Item 4    Use of Proceeds .........................  Use of Proceeds
Item 5    Determination of Offering Price .........  Exchange
Offer
Item 6    Dilution ................................  Dilution
Item 7    Selling Security Holders ................  Not
Applicable
Item 8    Plan of Distribution ....................  Exchange
Offer
Item 9    Description of Securities to be
          Registered ..............................  Description of
Securities Item l0                                   Interest of
Named
Experts and Counsel ...  Experts
Item 11   Information with Respect to the
          Registrant
    (a)  Description of Business .................  Business (b)
     Description of Property .................  Business
Legal Proceedings .......................  Legal Proceedings (d)
     Certain Market Information ..............  Market Information,
Description of Securities
     (e)  Financial Statements ....................  Financial
     Statements (f)  Selected Financial Data .................
     Selected Financial Data (g)  Supplementary Financial Information
     .....  Not Applicable
                                                     (h)  Management's
                                                     Discussion and
                                                     Analysis ....
                                                     Management's
                                                     Discussion and
Analysis of Financial Condition and Results of Operation
    (i)  Disagreements with Accountants ..........  Not Applicable
      (j)  Directors and Executive Officers ........  Management
     (k)  Executive Compensation ..................
      Management (l)  Security Ownership of Certain
          Beneficial Owners and Management ........
     Principal Shareholders (m)  Certain Relationships
     and Related
        Transactions ............................
Management Item l2.  Disclosure of Commission Position
          on Indemnification for Securities Act
      Liabilities .............................  Not
Applicable

PRELIMINARY PROSPECTUS DATED OCTOBER, 1995
SUBJECT TO COMPLETION
PROSPECTUS                    CEL-SCI CORPORATION
Offer to Exchange Units (Consisting of One Share of Common Stock
and One Series B Warrant) for One Warrant and $       in Cash

THE OFFER TO EXCHANGE AND WITHDRAWAL RIGHTS WILL EXPIRE AT 6:00
P.M. (DENVER, COLORADO TIME), ON               , 1995 UNLESS
EXTENDED

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF WARRANTS
BEING TENDERED, BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS.

CEL-SCI Corporation (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and Offer to Exchange (the "Offer to Exchange" or the "Exchange Offer"), to
exchange one Unit for $
in cash and the tender of ten common stock purchase warrants (the "Warrant"). The Warrants were originally issued by the Company in connection with its February, 1992 public offering. The exchange
Offer will expire on       , 1995 (the "Expiration Date") and is
only
being made to holders of the Company's outstanding Warrants.

Each Unit consists of one share of the Company's Common Stock (the "Common Stock") and one Series B Warrant. Each Series B Warrant entitles the holder to purchase one share of the Company's Common
Stock at a price of $     at any time prior to       .  The
expiration date of the Series B Warrants may be accelerated under certain conditions. The shares of Common Stock and Series B Warrants comprising the Units will be separately transferable immediately upon issuance. See "Exchange Offer" and "Description of Securities".

As of the date of this Prospectus, there were 5,175,000 Warrants and
5,497,414 shares of Common Stock outstanding.  On October   , 1995,
the prices on the NASDAQ system for the Company's Common Stock and
Warrants were $ and $    , respectively.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" AND "DILUTION AND COMPARATIVE SHARE DATA".
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARYIS A CRIMINAL
OFFENSE. The Date of this Prospectus is              , 1995



                                              Underwriting
                           Price to          Discounts and
                            Proceeds to Public    Commissions
                            (1) Company

Per Unit                   $                   $
$
Total                      $                   $
$


(1) The Company does not intend to pay any commissions, solicitation fees or other forms of remuneration to any person in connection with this offering.

Tenders of Warrants and cash in the Exchange Offer will be revocable until the Expiration Date and, if not yet accepted by the Company, after the expiration of forty days from the commencement of the Offer to Exchange. The Company intends to accept all tenders timely submitted to the Company in proper form.

Warrants that are not tendered pursuant to the Offer to Exchange, or are tendered and timely withdrawn, may be exercised until February 7, 1996 (the "Warrant Expiration Date"). Every ten Warrants entitles the holder to purchase one share of the Company's Common Stock for $46.50 at any time prior to the Warrant Expiration Date. Any Warrants not exercised or tendered pursuant to the Offer to Exchange will be of no value after the Warrant Expiration Date. See "Description of Securities".

Any holder of the Warrants desiring to tender all or any portion of the Warrants should either (1) complete and sign the Letter of Transmittal (or facsimile thereof) in accoradnce with the instructions in the Letter of Transmittal and mail it or deliver it with the certificate representing such Warrants together with the required cash payment to the Exchange Agent or (2) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder. A Warrant holder having Warrants registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he desires to tender Warrants.

This Company will attempt to qualify this offering in each state in which a Warrant holder resides. However, no assurance can be given that the Company will be able to meet the qualification standards for securities offerings established by various state regulatory authorities. No sales will be made in any state until clearance of this offering has been received from the securities commissioner of that state.

[The following statement will be printed in red ink and will appear on the left-hand margin of the outside front cover page.]

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
(INSIDE FRONT COVER OF PROSPECTUS)

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of l934 and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of any such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's Regional offices in New York (Room 1028, 26 Federal Plaza, New York, New York 10278) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 606612511). Copies of such material can be obtained from the Public Reference Section of the Commission at its office in Washington, D.C. 20549 at prescribed rates. The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the Units offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

PROSPECTUS SUMMARY

THIS SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

The Company

CEL-SCI Corporation (the "Company") was formed as a Colorado corporation in l983 to acquire and finance research and development of natural human interleukin-2 ("IL-2") and related products and processes using the Company's proprietary cell culture technologies. The Company's proprietary product, which is a combination, or "cocktail", of IL-2 and certain lymphokines and cytokines, is sometimes referred to by the Company as MULTIKINE(Trademark) The Company was initially formed under the name Interleukin-2, Inc. and changed its name to CEL-SCI Corporation in March, 1988. The compounds, compositions and processes, to which the Company has acquired an exclusive world-wide license, are being tested to determine if they are effective in improving the immune response of advanced cancer patients.

Before human testing can begin with respect to a drug or biological product, preclinical studies are conducted in laboratory animals to evaluate the potential efficacy and the safety of a product. Human clinical studies generally involve a three-phase process. The initial clinical evaluation, Phase I, consists of administering the product and testing for safe and tolerable dosage levels. Phase II trials continue the evaluation of immunogenicity and determine the appropriate dosage for the product, identify possible side effects and risks in a larger group of subjects, and provide preliminary indications of efficacy. Phase III trials consist of testing for actual clinical efficacy for safety within an expanded group of patients at geographically dispersed test sites. See "Business - Government Regulation" for a more detailed description of the foregoing.

Between 1983 and 1986 the Company was primarily involved in funding pre clinical and Phase I clinical trials of MULTIKINE. These trials were conducted at St. Thomas's Hospital Medical School in London, England pursuant to authority granted by England's Department of Health and Social Security. In July, 1991 physicians at a southern Florida medical institution began human clinical trials using MULTIKINE. The focus of these trials was the treatment of metastatic malignant melanoma and unresectable head and neck cancer using MULTIKINE. The clinical trials in Florida were conducted pursuant to approvals obtained by the medical institution from the Florida Department of Health and Rehabilitative Services. In July, 1994, the Company filed an Investigational New Drug Application ("IND") with the U.S. Food and Drug Administration. See "Business - Research and Development". In December l994 the FDA notified the Company that the Company's IND application was placed on clinical hold pending receipt of additional data and modifications to the Company's manufacturing process. The Company plans to meet with the FDA to discuss the issues raised by the FDA.

In March 1995, the Canadian Health Protection Branch, Health and Welfare Ministry gave clearance to the Company to start a phase I/II cancer study using Multikine. The study, which will enroll up to 30 head and neck cancer patients who have failed conventional treatments, is expected to be conducted at the Hotel-Dieu de Montreal Hospital. The study is designed to evaluate safety, tumor responses and immune responses in patients treated with multiple courses of Multikine. The length of time that each patient will remain on the investigational treatment will depend on the patient's response to treatment. In May l995, the U.S. Food and Drug Administration (FDA) authorized the export of the Company's Multikine drug to Canada for purposes of this study.

The Company also owns Viral Technologies, Inc., ("VTI") a Delaware corporation. VTI owns the rights to certain biomedical technology which is being tested to determine its effectiveness in the development of a vaccine against, treatment for and a diagnostic test to detect evidence of the Acquired Immune Deficiency Syndrome ("AIDS") virus. In 1993, VTI completed its Phase I clinical trials in California using VTI's prototype
AIDS vaccine. In April 1995 VTI started a new clinical study with the HGP30 AIDS vaccine. The study involves ten HIV-negative volunteers who participated in the 1993 Phase I study. No assurance can be given that the vaccine being developed by VTI will be effective in treating the AIDS virus or that if effective, that it will be effective as to all persons. VTI's Phase I clinical trials were conducted pursuant to approvals obtained from the California Department of Health Services Food and
Drug Branch. See "Business - Viral Technologies, Inc.".
None of the Company's or VTI's clinical trials to date have been conducted under the approval of the FDA and there are no assurances that clinical trials conducted under approvals from state authorities or conducted in foreign countries will be accepted by the FDA. Product licensure in a foreign country or under state authority does not mean that the product will be licensed by the FDA and there are no assurances that the Company or VTI will receive any approval of the FDA or any other governmental entity for the manufacturing and/or marketing of a product. Consequently, the commencement of the manufacturing and marketing by the Company or VTI of any product is, in all likelihood, many years away. See "Business".
The lack of FDA approval for the Company's or VTI's products will prevent the Company and VTI from generally marketing their products on an interstate basis in the United States. Delays in obtaining FDA approval or the failure to obtain FDA approval may have a material adverse impact upon the Company's operations.
All of the Company's products are in the early stages of development. The Company does not expect to develop commercial products for several years, if at all. The Company has had operating losses since its inception, has an accumulated deficit of approximately $23,098,000 through June 30, 1995, and expects to incur substantial losses for the foreseeable future.
The Company's new research laboratory (PRAL Laboratories, Inc.) was opened in the first quarter of 1995 and conducts research for the Company. The Company also began limited marketing of the laboratory's services to third parties in early 1995. Although the laboratory has, as of September 30, 1995, performed only limited commercial work for third parties, any revenues generated by the laboratory for services to third parties will serve to offset the Company's other expenses.
The Company's executive offices are located at 66 Canal Center Plaza, Suite 510, Alexandria, Virginia 22314, and its telephone number is
(703) 5495293.
The Offering
A holder of the Warrants may, until the Exchange Offer Expiration Date
(unless extended), exchange ten Warrants plus $         in cash for a
Unit consisting of one share of the Company's Common Stock and one Series B Warrant.
Securities Offered:     Units, with each Unit consisting of one share
of
                        Common Stock and one Series B Warrant.  Each
                        Series B Warrant entitles the holder to
                        purchase one additional share of Common Stock
                        at a price of $ per share during a period
                        beginning
                        months and
ending             months after the date of this Prospectus.
Record Date:  This offering is made to each Warrant holder of record as
              of 5:00 P.M., Eastern time on           (the "Record
              Date").
Expiration Date:   The Exchange Offer will terminate on          (the
                   "Expiration Date").  The Expiration Date may be
                   extended for an additional     days by the Company.

Securities Outstanding

Shares of Common Stock
outstanding:                 5,497,414
Warrants outstanding:        5,175,000 (each ten Warrants allows the
holder
to
                             purchase one share of Common Stock)

Securities to be outstanding
assuming all Warrants are
exchanged:                   6,014,914 shares of Common Stock, plus
517,500
                          Series B Warrants

In addition to the securities described above, the Company has also granted options to various persons which options collectively allow for the purchase of up to 2,216,051 shares of the Company's Common stock. See "Management" and "Principal Shareholders".

NASDAQ Symbols:    Common Stock:  CELI
                   Warrants:  CELIW
                   Series B Warrants:

Use of Proceeds

The Company intends to use the net proceeds of this offering to (1) finance clinical trials and other research into its proprietary technologies, (ii) provide funding for the Company's subsidiary, Viral Technologies, Inc., and (iii) fund general and administrative expenses. See "USE OF PROCEEDS".


Summary Financial Data

The following sets forth certain financial data with respect to the Company and is qualified in its entirety by reference to the more detailed financial statements and notes thereto included elsewhere in this
Prospectus.
Balance Sheet Data
                                 June 30,                 September
                                   30, 1995               1994
                                   1993
Working Capital                $4,048,923          $5,809,149
$10,296,472
Total Assets                    6,184,492           8,086,670
11,633,090
Total Liabilities               1,394,786           1,407,602
688,231
Shareholders' Equity            4,789,706           6,679,068
10,944,859
No dividends have been declared
by the Company since its inception.

Statement of Operations Data:
                          Nine Months Ended
                                   June 30,           Years Ended
                               September 30, 1995         1994
                              1994 1993
Investment Income and
  Other Revenues          $  313,005   $   629,034   $  624,670    $
997,964
Expenses:
Research and Development   1,378,005     2,192,645    2,896,l09
1,307,042 Depreciation and
  Amortization               201,197        76,494      138,755
55,372
General and
  Administrative           1,304,585     1,184,716    1,62l,990
1,696,119
Equity in loss of
  joint venture              395,224       335,416      394,692
344,423
Net Loss                 $(2,966,006)  $(3,160,237) $(4,426,876)
$(2,404,992)
Net Loss per Common Share     $(0.70)     $(0.75)     $(1.06)
$(0.58)
Weighted average common
shares outstanding       4,194,563     4,184,634    4,185,240
4,155,431

GLOSSARY OF TECHNICAL TERMS

AIDS.                 Acquired Immune Deficiency Syndrome.  A
severe
                      viral disease of the immune system leading
                      to other lethal infections and malignancies.
Amino acids.          Building blocks of proteins.
Antibody.             A protein produced by certain white blood cells
in
                      humans and animals in response to a substance
                      seen as non-self, that is a foreign antigen
                      (such as a virus or bacteria).  An antibody
                      binds specifically to a single antigen.
Antigen.              Any substance seen as foreign by the immune
system
                      and which triggers an antibody or cell
                      mediated response from the body's immune
                      system.
B-Cells.              A type of lymphocyte which produces
antibodies
in
                       response to antigens.
Cytokines.            Peptides which regulate the
functions
and/or
growth
                      of other cells.  Lymphokines are a type of
cytokine. HIV.        Human Immunodeficiency Virus.  The virus
                      responsible for AIDS and related diseases.
Lymphocytes.          A type of white blood cells divided into
two
                      classes, B-cells and T-cells.
Lymphyokine.          A specific group of hormones which regulate
and
                      modify the various functions of both T-cells
                      and Bcells.  There are many lymphokines, each
                      of which is thought to have distinctive
                      chemical and functional properties.  IL-2 is
                      but one of these lymphokines.
Macrophage.           A cell found in the body that has the ability
to
                      kill viruses, bacteria, fungi and cancer
                      cells, often by engulfing the targeted
                      organism or cell.
Peptide.              Two or more amino acids joined by a linkage
called
                      a peptide bond.
Proteins.             A molecule composed of amino acids.  There
are
many
                      types of proteins, all carrying out a
                      number of different functions essential
                      for cell growth.
T-Cells.              A type of lymphocyte which will amplify or
suppress
                      antibody formation by B-cells, and can
                      also directly destroy "foreign" cells by
                      activating "killer cells".
Virus.                A submicroscopic organism that contains
genetic
                      information but cannot reproduce itself. To replicate, it must invade another cell and use parts of that cell's reproductive machinery.

RISK FACTORS
An investment in the Company's Securities involves a high degree of risk. Prospective investors are advised that they may lose all or part of their investment. Prospective investors should carefully review the following risk factors.
         LACK OF REVENUES AND HISTORY OF LOSS. The Company has had only limited revenues since it was formed in 1983. Since the date of its formation and through June 30, 1995, the Company has incurred net losses of approximately $23,098,000. During the years ended September 30, 1992, 1993 and 1994, the Company suffered losses of $1,650,916, $2,404,992 and $4,426,876 respectively. During the nine months ended June 30, 1995 the Company lost $2,966,006. The Company has relied principally upon the proceeds of public and private sales of securities to finance its activities to date. See "Management's Discussion and Analysis". All of the Company's potential products are in the early stages of development, and any commercial sale of these products will be many years away. Accordingly, the Company expects to incur substantial losses for the foreseeable future.
        NEED FOR ADDITIONAL CAPITAL. Clinical and other studies necessary to obtain approval of a new drug can be time consuming and costly, especially in the United States, but also in foreign countries. The different steps necessary to obtain regulatory approval, especially that of the Food and Drug Administration ("FDA"), involve significant costs. The Company expects that it will need additional financing in order to fund the costs of future clinical trials, related research, and general and administrative expenses. The Company may be forced to delay or postpone development and research expenditures if the Company is unable to secure adequate sources of funds. These delays in development may have an adverse effect on the Company's ability to produce a timely and competitive product. There can be no assurance that the Company will be able to obtain additional funding from other sources. See "Management's Discussion and Analysis".
         COST ESTIMATES. The Company's estimates of the costs associated with future clinical trials and research may be substantially lower than the actual costs of these activities. If the Company's cost estimates are incorrect, the Company will need additional funding for its research efforts. See "Management's Discussion and Analysis".
         GOVERNMENT REGULATION - FDA APPROVAL. Products which may be developed by the Company or Viral Technologies, Inc. (or which may be developed by affiliates or licensees) will require regulatory approvals prior to sale. In particular, therapeutic agents and diagnostic products are subject to approval, prior to general marketing, by the FDA in the United States and by comparable agencies in most foreign countries. The process of obtaining FDA and corresponding foreign approvals is costly and time consuming, particularly for pharmaceutical products such as those which might ultimately be developed by the Company, Viral Technologies, Inc. or its licensees, and there can be no assurance that such approvals will be granted. Any failure to obtain or any delay in obtaining such approvals may adversely affect the ability of potential licensees or the Company to successfully market any products developed. Also, the extent of adverse government regulations which might arise from future legislative or administrative action cannot be predicted. The clinical trial which the Company's affiliate, Viral Technologies, Inc., is conducting in California is regulated by government agencies in California and obtaining approvals from states for clinical trials is likewise expensive and time consuming. None of the Company's clinical trials have been approved by the FDA and there can be no assurance that the results of such trials will be accepted for any purpose by the FDA. See "Business - Government Regulation."
         DEPENDENCE ON OTHERS TO MANUFACTURE PRODUCT. The Company has an agreement with an unrelated corporation for the production, until 1997, of MULTIKINE for research and testing purposes. If this corporation was unable to supply the Company with MULTIKINE, the Company would be unable to obtain supplies of MULTIKINE until alternative manufacturing arrangements were secured.
         LICENSED TECHNOLOGY - POTENTIAL CONFLICTS OF INTEREST. The Company's clinical studies and research on MULTIKINE have been focused on compounds, compositions and processes which were licensed to the Company by Sittona
Company, B.V. ("Sittona") in 1983. Maximilian de Clara, the Company's President and a director, acquired control of Sittona in 1985. Any commercial products developed by the Company and based upon the technology licensed by Sittona will belong to Sittona, subject to the Company's right to manufacture and sell such products in accordance with the terms of the licensing agreement. The Company's license remains in effect until the expiration or abandonment of all patent rights or until the compounds, compositions and processes subject to the license enter into the public domain, whichever is later. The license may be terminated earlier for other reasons, including the insolvency of the Company. Accordingly, a conflict of interest may arise between the Company and Mr. de Clara concerning the Company's continued rights to the licensed technology. Any future transactions between the Company and Sittona will be subject to the review and approval by a majority of the Company's disinterested directors. See "Business - Compounds and Processes Licensed to the Company", and "Management - Transactions with Related Parties".

         TECHNOLOGICAL CHANGE. The biomedical field in which the Company is involved is undergoing rapid and significant technological change. The successful development of therapeutic agents and diagnostic products from the compounds, compositions and processes licensed to the Company, through Company financed research or as a result of possible licensing arrangements with pharmaceutical or other companies, will depend on its ability to be in the technological forefront of this field. There can be no assurance that the Company will achieve or maintain such a competitive position or that other technological developments will not cause the Company's proprietary technologies to become uneconomical or obsolete.

         PATENTS. Since 1983 the Company, on behalf of the owners of the compounds, compositions and processes licensed to the Company, has filed applications for United States and foreign patents covering certain aspects of the technology. Although the Company has paid the costs of applying for and obtaining patents, the technology covered by the patents is not owned by the Company, but by an affiliated party which has licensed the technology to the Company. As of the date of this Prospectus, and including patents issued to VTI, ten patents have been issued in the United States and four patents have been issued in Europe. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford the owners of the patents and the Company. Disputes may arise between the owners of the patents or the Company and others as to the scope, validity and ownership rights of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that the Company or the owners of the patents will be in a position, or will deem it advisable, to carry on such a defense. Other private and public concerns, including universities, may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to the Company. The scope and validity of such patents, if any, the extent to which the Company or the owners of the patents may wish or need to acquire the rights to such patents, and the cost and availability of such rights are presently unknown. Also, as far as the Company relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology. The first patent licensed to the Company will expire in the year 2000. See "Business - Compounds and Processes
Licensed to the Company".

         PRODUCT LIABILITY AND LACK OF INSURANCE. At the present time, the Company does not have product liability insurance for MULTIKINE. The successful prosecution of a product liability case against the Company could have a materially adverse effect upon its business.
         DEPENDENCE ON MANAGEMENT. The Company is dependent for its success on the continued availability of its executive officers. The loss of the services of any of the Company's executive officers could have an adverse effect on the Company's business. The Company does not carry key man life insurance on any of its officers. See "Management".
         SHARES AVAILABLE FOR RESALE. As of September 30, 1995, there were 5,497,414 shares of the Company's Common Stock issued and outstanding. Approximately 200,000 of these shares have not been registered under the Securities Act of l933, as amended (the "Act"), and are "restricted securities" as defined by Rule l44 of the Act.
Rule l44 provides, in essence, that shareholders, after holding restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions an amount equal to the greater of l% of the Company's then outstanding Common stock or the average weekly trading volume, if any, of the stock during the four calendar weeks preceding the sale. Nonaffiliates of the Company who hold restricted securities for a period of three years may, under certain prescribed conditions, sell their securities without regard to any of the requirements of the Rule. As of the date of this Offering Memorandum, substantially all shares of restricted stock were available for resale pursuant to Rule l44. Sales of restricted stock may have a depressive effect on the market price of the Company's Common Stock. Such sales might also impede future financing by the Company.
         OPTIONS AND WARRANTS. In March, 1991 the Company granted a financial public relations consultant an option to purchase 50,000 shares of the Company's Common Stock. The option is exercisable at $13.80 per share and expires in March, l996. The holder of the option has the right to have the shares issuable upon the exercise of the option included in any registration statement filed by the Company. In connection with the Company's l992 Public Offering, the Company issued
(i) Warrants which allow the holders to purchase up to 517,500 shares of the Company's Common Stock at $46.50 per share, and (ii) Underwriter's Warrants that entitle the holders of the Warrants to purchase up to 135,000 shares of the Company's Common Stock. The Underwriter's Warrants provide that the Company, at its expense, will make appropriate filings with the Securities and Exchange Commission so that the securities underlying the Underwriter's Warrants will be available for public sale. Such filings could result in substantial expense to the Company and could hinder future financings by the Company.
         In connection with the Company's June and September l995 Private Offerings, the Company issued warrants which allow the holders to purchase up to 1,150,000 shares of Common Stock at any time prior to June 30, l997 at a price of $3.25 per share. As part of these same offerings, the Company issued to Neidiger/Tucker/ Bruner, Inc., the sales agent for that offering, warrants to purchase 115,000 shares of the Company's Common Stock at $2.00 per share and an additional 115,000 shares at $3.25 per share. The Warrants issued to the Sales Agent provide that the Company, at its expense, will make appropriate filings with the Securities and Exchange Commission so that the securities underlying these Warrants will be available for public sale. Such filings could result in substantial expense to the Company and could hinder future financings by the Company.
       In addition to the foregoing, the Company has granted other options and warrants to certain persons which would allow such persons to purchase up to 651,051 shares of Common Stock at prices ranging from $2.87 to $19.70 per share. The Company may also grant options to purchase approximately 98,750 additional shares under its Incentive Stock Option and Non-Qualified Stock Option Plans.

         For the terms of the options and warrants referred to above, the holders thereof will have an opportunity to profit from any increase in the market price of the Company's Common Stock without assuming the risks of ownership. Holders of such options and warrants may exercise them at a time when the Company could obtain additional capital on terms more favorable than those provided by the options and warrants which may adversely affect the ability of the Company to obtain additional capital in the future. The exercise of the options and warrants and the sale of the underlying shares of Common Stock could adversely affect the market price of the Company's stock.
     COMPETITION. The competition in the research, development and commercialization of products which may be used in the prevention or treatment of cancer and AIDS is intense. Major pharmaceutical and chemical companies, as well as specialized genetic engineering firms, are developing products for these diseases. Many of these companies have substantial financial, research and development, and marketing resources and are capable of providing significant long-term competition either by establishing inhouse research groups or by forming collaborative ventures with other entities. In addition, both smaller companies and non-profit institutions are active in research relating to cancer and AIDS and are expected to become more active in the future.
         The clinical trials sponsored to date by the Company and VTI have not been approved by the FDA, but rather have been conducted pursuant to approvals obtained from regulatory agencies in England, Canada and certain states. Since the results of these clinical trials may not be accepted by the FDA, companies which are conducting clinical trials approved by the FDA may have a competitive advantage in that the products of such companies are further advanced in the regulatory process than those of the Company or VTI.
        LACK OF DIVIDENDS. There can be no assurance that the operations of the Company will result in any revenues or will be profitable. At the present time, the Company intends to use available funds to finance any possible growth of the Company's business. Accordingly, while payment of dividends rests within the discretion of the Board of Directors, no dividends have been declared or paid by the Company. The Company does not presently intend to pay dividends and there can be no assurance that dividends will ever be paid. Pursuant to the terms of a loan agreement with a bank, the Company may not pay any dividends without the consent of the bank.
         DILUTION. Persons purchasing the securities offered by this Prospectus will suffer an immediate dilution in the per share net tangible book value of their Common Stock. See "Dilution and Comparative Share Data."
         PREFERRED STOCK. The Company's Articles of Incorporation authorize the Company's Board of Directors to issue up to 200,000 shares of Preferred Stock. Although no Preferred Stock has been issued to date, the provisions in the Company's Articles of Incorporation relating to the Preferred Stock would allow the Company's directors to issue Preferred Stock with multiple votes per share and dividends rights which would have priority over any dividends paid with respect to the Company's Common Stock. The issuance of Preferred Stock with such rights may make the removal of management difficult even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management. DILUTION AND COMPARATIVE SHARE DATA
As of June 30, 1995, the Company had 5,497,414 shares of its Common Stock issued and outstanding with a net tangible book value (total assets less total liabilities and intangible assets) of approximately $0.67 per share. If all Warrants are tendered in the Exchange Offer (and assuming none of the Series B Warrants are exercised) the former Warrant Holders will own 517,500 shares or approximately 9% of the Company's Common Stock for which they will
have paid $    in addition to the surrender of their Warrants.
The following table illustrates dilution and other comparative data. The dilution is primarily due to the lower net tangible book value of the shares outstanding prior to this offering. For purposes of the dilution computation, it is assumed that the holders of the Company's outstanding Warrants have exchanged all of their Warrants for Units pursuant to the terms of the Exchange Offer and that none of the Series B Warrants are exercised. If less than all Warrants are exchanged, the dilution to the investors in this offering will be greater.
Shares presently outstanding
5,497,414 Shares to be outstanding upon
    completion of offering
6,014,914 Net tangible book value per share prior
to offering $0.67 Net tangible book value per
share after offering
$    Cash paid for each Unit (public offering
price)
$    Dilution per share to exchanging Warrant
holders
$    Increase per share attributable to payments
   made by exchanging Warrant holders                              $
Equity ownership by present shareholders
    following offering
91% Equity ownership by exchanging Warrant holders
9%

"Net tangible book value" is the amount that results from subtracting the total liabilities and intangible assets of the Company from its total assets. "Dilution" is the difference between the public offering price and the net tangible book value of the Company's Common Stock immediately after the offering.

"Net tangible book value after the offering" gives effect to the commissions payable to the Solicitation Agents as well as other expenses related to this offering.

USE OF PROCEEDS

The net proceeds from this offering, assuming all Warrants are tendered in the Exchange Offer and after payment of the estimated expenses of
the offering, will be approximately $          .
The Company intends to use the net proceeds of this offering to (1) finance clinical trials and other research into its proprietary technologies, (ii) provide funding for the Company's subsidiary, Viral Technologies, Inc., and (iii) fund general and administrative expenses. In the event that less than all of the Warrants are exchanged, the net proceeds of this offering will be allocated between the aforementioned purposes as determined by the Company with the primary consideration being the continuation of the clinical trials.
The proceeds from this offering alone will not satisfy all of the Company's cash requirements. See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Reuslts of Operations".
Pending expenditure of the proceeds of this offering, the Company may make temporary investments in government securities and other securities which will not subject the Company to the requirements of
the Investment Company Act of                        1940.
MARKET INFORMATION
As of September 30, 1995, there were approximately 3,000 record holders of the Company's Common Stock. The Company has not issued any shares of preferred stock. The Company's Common Stock and Warrants are traded on the National Association of Securities Dealers Automatic Quotation ("NASDAQ") System. Set forth below are the range of high and low bid quotations for the periods indicated as reported by NASDAQ, and as adjusted for the 10 for 1 reverse stock split which was approved by the Company's shareholders on April 28, 1995. The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.
           Quarter
           Ending                      Common Stock
Warrants
                                       High     Low          High
Low
           12/31/92                   $12.80   $12.50        $0.93
$0.53
            3/31/93                   $20.60   $13.70        $0.81
$0.50
            6/30/93                   $18.10   $12.50        $0.75
$0.47
            9/30/93                   $15.60   $12.20        $0.63
$0.38

           12/31/93                   $20.00   $13.40        $0.94
$0.41
            3/31/94                   $18.10   $10.30        $0.75
$0.28
            6/30/94                   $10.90   $ 8.10        $0.31
$0.19
            9/30/94                   $10.30   $ 5.60        $0.21
$0.12

           12/31/94                   $ 7.50   $ 3.40        $0.25
$0.09
            3/31/95                   $ 4.00   $ 3.75        $0.22
$0.13
            6/30/95                   $ 5.30   $ 2.78        $0.15
$0.06
            9/30/95                   $ 5.46   $ 3.56        $0.28
$0.09


Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. The Company has not paid any dividends and the Company does not have any current plans to pay any dividends. Pursuant to the terms of a loan agreement with a bank, the Company may not pay any dividends without the consent of the bank. See Note 5 to the Company's September 30, 1994 financial statements.

The provisions in the Company's Articles of Incorporation relating to the Company's Preferred Stock would allow the Company's directors to issue Preferred Stock with rights to multiple votes per share and dividends rights which would have priority over any dividends paid with respect to the Company's Common Stock. The issuance of Preferred Stock with such rights may make more difficult the removal of management even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.
SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with the more detailed financial statements, related notes and other financial information included herein. See also "Management's Discussion and Analysis".
                                    For the Years Ended September 30,
                    1994       1993      1992       1991       1990
Investment
 Income &
Other Revenues $  624,670  $  997,964  $  434,180  $  35,972 $ 13,208
Expenses:
Research and
Development     2,896,l09   1,307,042     481,697    108,771
96,489
Depreciation
& Amortization    138,755      55,372      33,536     32,582
30,664
General and
Administrative  1,621,990   1,696,119   1,309,475    795,015
646,157 Equity in loss
of joint
  venture          394,692     344,423     260,38     290,166  170,676
Net Loss    $(4,426,876) $(2,404,992) $(1,650,916) $(1,190,562)
$(931,078) Loss per
common share     $(1.06)       $(0.58)         $(0.42)    $(0.35)
$(0.29)
Weighted
 average
 common shares
outstanding   4,185,240  4,155,431   3,953,233   3,400,546   3,162,393

                                                       Nine Months Ended
                                                            June 30,
                                                        1995
1994 Investment Income and Other Revenues                    $  313,005
$  629,034
Expenses:
Research and Development                            1,378,005
2,192,645
Depreciation and Amortization                         201,197
76,494
General and Administrative                          1,304,585
1,184,716
Equity in loss of joint venture                       395,224
335,416
Net Loss                                         $(2,966,006)
$(3,160,237)
Net Loss per Common Share                            $(0.70)     $(0.75)
Weighted average common shares outstanding         4,194,563
4,184,634

Balance Sheet Data:
                                             September 30,
                        1994         1993       1992        1991
1990
Working Capital
  (Deficiency)    $5,809,149  $10,296,472  $13,043,012 $  682,831
$(295,930) Total Assets       8,086,670   11,633,090   13,769,504
1,611,899  515,740
Total Liabilities  l,407,602      688,231       467,086    672,595
493,650
Shareholders' Equity6,679,068  10,944,859    13,302,4l8  939,304
22,090

No dividends have been declared by the Company since its inception.

                                         June 30, 1995

Working Capital
$4,048,923 Total Assets             6,184,492
Total Liabilities        1,394,786
Shareholders' Equity     4,789,706

MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

Nine Months Ended June 30, 1995

Revenues for the nine months ended June 30, 1995 consisted of interest accrued on loans made by the Company to VTI and interest earned on funds received from the February 1992 public offering ($273,417) as well as revenues earned by the Company's new research laboratory ($39,588), which began offering laboratory services to third parties in early 1995. The interest income and investment balances have declined from the previous year as funds were used for ongoing expenses and equipping the Company's new laboratory. Research and development expenses decreased due to the completion of a research and development project relating to the Company's manufacturing process. General and administrative expenses increased as the result of more employees.
Fiscal 1994
Interest income during the year ending September 30, 1994 decreased from the prior year as a portion of the Company's investments were sold to pay for operating expenses. Research and development expenses increased due to the commencement of several new research projects, all of which pertained to the Company's MULTIKINE product. Significant components of general and administrative expenses during this year were salaries and employee benefits ($442,039), travel and expense reimbursements ($294,217), shareholder communications and investor relations ($267,070), legal and accounting ($151,879), and officers and directors liability insurance ($147,564).
Fiscal 1993
Investment income during the year ending September 30, 1993 increased as the Company had use of the funds from its February, 1992 public offering for twelve months in fiscal 1993 as opposed to six months in fiscal 1992. Research and development expenses increased due to the commencement of several new research projects, all of which pertained to the Company's MULTIKINE drug. General and administrative expenses increased due to an increase in the cost of Directors and Officers insurance, the implementation of an employee 401(K) plan, and the addition of new employees during the year. Significant components of general and administrative expenses during this year were salaries and employee benefits ($342,150), travel and expense reimbursements ($266,007), shareholder communications and investor relations ($341,024), legal and accounting ($107,254), officers and directors liability insurance ($113,690), and the cost of indemnifying an officer and director for losses sustained as the result of actions taken on behalf of the Company ($202,500). Losses associated with the Company's joint venture interest in VTI increased due to an increase in VTI's research and development expenditures.
Fiscal 1992
Investment income increased as the result of income earned on funds received from the Company's February, 1992 public offering.
Research and Development expenses reflect the costs associated with the Florida human clinical trials (see Notes to Financial Statements) and the Company's new research program with a New England hospital. General and administrative expenses increased by approximately $500,000 due to (i) legal fees associated with defending the Company's European patent, (ii) an initial fee of $5l,200 paid for the inclusion of the Company's securities on the NASDAQ National Market System, (iii) expenses associated with the Company's September 30, l992 meeting of shareholders, (iv) additional employees and consultants, and (v) a $200,000 payment made to Maximilian de Clara to indemnify him for losses incurred as a result of actions taken on behalf of the Company. Significant categories of general and administrative expenses during this fiscal year were salaries and employee benefits ($l68,000), travel and expense reimbursements ($l47,000), shareholder communications, annual meeting, and investor relations expenses ($258,000), legal and accounting fees ($l88,000), and the indemnification payment made to Mr. de Clara ($200,000).
Liquidity and Capital Resources
The Company has had only limited revenues from operations since its inception in March l983. The Company has relied upon proceeds realized from the public and private sale of its Common Stock to meet its funding requirements. Funds raised by the Company have been expended primarily in connection with the acquisition of an exclusive worldwide license to certain patented and unpatented proprietary technology and know-how relating to the human immunological defense system, the acquisition of a 50% interest in Viral Technologies, Inc. (a company engaged in the research and development of a possible AIDS technology), patent applications, the repayment of debt, the continuation of Companysponsored research and development, administrative costs and construction of laboratory facilities. Inasmuch as the Company does not anticipate realizing revenues until such time as it enters into licensing arrangements regarding the technology and know-how licensed to it (which could take a number of years), the Company is mostly dependent upon the proceeds from the sale of its securities to meet all of its liquidity and capital resource requirements.
In February, 1992, the Company received net proceeds of approximately $13,800,000 from the sale, in a public offering, of 517,500 shares of Common Stock and 5,175,000 Warrants. Every ten Warrants entitle the holder to purchase one additional share of Common Stock at a price of $46.50 per share prior to February 7, 1996.
In June and September, l995, the Company completed private offerings whereby it sold a total of 1,150,000 units at $2.00 per unit. Each unit consisted of one share of Common Stock and one Warrant. Each Warrant entitles the holder to purchase one additional share of Common Stock at a price of $3.25 per share at any time prior to June 30, 1997. The net proceeds to the Company from these offerings, after the payment of Sales Agent's commissions and other offering expenses, were approximately $2,000,000.

The Company filed an Investigational New Drug ("IND") Application with the FDA in July, 1994. In connection with this filing the Company has been funding a research program designed to refine the manufacturing process for the Company's MULTIKINE product so that MULTIKINE will meet anticipated regulatory requirements. During fiscal 1995 the Company also plans to provide VTI with the funding needed to extend VTI's Phase I trials involving HIV-negative volunteers. It should be noted that substantial additional funds will be needed for more extensive clinical trials which will be necessary before the Company or VTI will be able to apply to the FDA for approval to sell any products which may be developed on a commercial basis throughout the United States.

There can be no assurance that either the Company or VTI will be successful in obtaining approvals from any state, the FDA or any foreign country to conduct further clinical trials or to manufacture and sell their products. The lack of FDA approval for the Company's or VTI's products will prevent the Company and VTI from generally marketing their products on an interstate basis in the United States. Delays in obtaining FDA approval or the failure to obtain FDA approval may have a material adverse impact upon the Company's operations.

In October, 1994, the Company completed the construction of its own research laboratory in a facility leased by the Company. The cost of modifying the leased space and providing the equipment for the research laboratory was approximately $1,200,000. In August 1994 the Company obtained a credit line in the principal amount of $1,000,000 to fund the majority of the costs for the research laboratory. As of June 30, 1995 the Company had borrowed approximately $872,000 against this credit line. The loan is due in 1999 and bears interest at 2% plus the prime lending rate.

The Company's research laboratory (PRAL Laboratories, Inc.) will be used to conduct research for the Company and third parties. The Company began marketing the laboratory's services to third parties in early 1995. Although the laboratory has, as of June 30, 1995, performed only limited commercial work for third parties, any revenues generated by the laboratory for services to third parties will serve to offset the Company's other expenses.

The Company expects that it will spend approximately $2,000,000 on research and development during the twelve month period ending September 30, 1996. The Company plans to use its existing financial resources to fund its research and development program during this period.

Other than funding its research and development program and the costs associated with its research laboratory, the Company does not have any material capital commitments.

The Company expects that its existing financial resources will satisfy the Company's capital requirements at least through September 1996. In the absence of revenues, the Company will be required to raise additional funds through the sale of securities, debt financing or other arrangements in order to continue with its research efforts after that date. However, there can be no assurance that such financing will be available or be available on favorable terms.

The Company has the ability to significantly control the amount and timing of its research and development expenditures. In general, the Company attempts to coordinate its research projects so as to match expenditures with available funding. The Company has in the past and may in the future delay or postpone development and research expenditures if the Company is unable to secure adequate sources of funds from internal and external sources. These delays in development may have an adverse effect on the Company's ability to produce a timely and competitive product. The Company plans to continue its research projects on a scale consistent with funds available to the Company.

BUSINESS

CEL-SCI Corporation (the "Company") was formed as a Colorado corporation during March l983, to acquire and finance research and development of natural human interleukin-2 ("IL-2") and lymphokine related products and processes using the Company's proprietary cell culture technologies. The Company's proprietary product is sometimes referred to as MULTIKINE(Trademark), or buffy-coat interleukins, which is a combination, or "cocktail" of IL-2 and certain lymphokines and cytokines. MULTIKINE is a trade name of the Company. The Company was initially formed under the name Interleukin-2, Inc. and changed its name to CEL-SCI Corporation in March, 1988. The compounds, compositions and processes, to which the Company has acquired an exclusive world-wide license, are being tested to determine if they are effective in improving the immune response of advanced cancer patients.

Since its inception the focus of the Company's product development efforts has been on conducting clinical trials to test its proprietary technologies. The Company intends to continue testing its MULTIKINE product in clinical trials with the objective of establishing its efficacy as a treatment for solid tumors and possibly other diseases. An additional aim of the Company is to further corroborate the present data (obtained in connection with the Company's research programs and human clinical trials) in regard to the ability of MULTIKINE to restore the immune system of people suffering from certain illnesses.

The cost of acquiring its exclusive license and the costs associated with the clinical trials relating to the Company's MULTIKINE technologies, the cost of research at various institutions and the Company's administrative expenses have been funded with the public and private sales of shares of the Company's Common Stock and borrowings from third parties, including affiliates of the Company.

Viral Technologies, Inc. ("VTI"), a wholly-owned subsidiary of the Company, is engaged in the development of a possible vaccine for AIDS. VTI's technology may also have application in the treatment of AIDS-infected individuals and the diagnosis of AIDS. VTI's AIDS vaccine, HGP-30, has completed Phase I human clinical testing. In the Phase I trials, the vaccine was administered to volunteers who were not infected with the HIV virus in an effort to determine safe and tolerable dosage levels.

PRODUCT DEVELOPMENT PLAN

The Company filed an Investigational New Drug ("IND") Application for MULTIKINE with the FDA in late July, 1994. In December 1994 the FDA notified the Company that the Company's IND application was placed on clinical hold pending receipt of additional data and modifications to the Company's manufacturing process. The Company plans to meet with the FDA to discuss the issues raised by the FDA. If the Company's IND application is approved by the FDA (of which there is no assurance), the Company will begin human clinical trials in accordance with protocols approved by the FDA. The Company does not know when the FDA will approve or reject the Company's IND application.

In March l995, the Canadian Health Protection Branch, Health and Welfare Ministry gave clearance to the Company to start a phase I/II cancer study using Multikine. The study, which will enroll up to 30 head and neck cancer patients who have failed conventional treatments, is expected to be conducted at the Hotel-Dieu de Montreal Hospital. The study is designed to evaluate safety, tumor responses and immune responses in patients treated with multiple courses of Multikine. The length of time that each patient will remain on the investigational treatment will depend on the patient's response to treatment. In May l995, the U.S. Food and Drug Administration (FDA) authorized the export of the Company's Multikine drug to Canada for purposes of this study.

Viral Technologies, Inc. ("VTI") completed its Phase I trials in California and in April 1995 started a new clinical study with the HGP 30 AIDS vaccine. The study involves ten HIV-negative volunteers who participated in the 1993 Phase I study. Following vaccinations with HGP-30, certain volunteers will be asked to donate blood for a SCID mouse HIV challenge study. VTI also plans to request permission from the California Food and Drug Branch ("FDB") or one or more foreign countries (none of which have been selected) to begin Phase I/II human clinical trials with HIV-infected volunteers. See "Interest in Viral Technologies" in this section of the Prospectus for additional information concerning VTI's product development plan.

There can be no assurance that either the Company or VTI will be successful in obtaining approvals from the FDA or any foreign country to conduct further clinical trials or to manufacture and sell their products. The lack of FDA approval for the Company's or VTI's products will prevent the Company and VTI from generally marketing their products on an interstate basis in the United States. Delays in obtaining FDA approval or the failure to obtain FDA approval may have a material adverse impact upon the Company's operations.

BACKGROUND OF HUMAN IMMUNOLOGICAL SYSTEM

The function of the immunological system is to protect the body against infectious agents, including viruses, bacteria, parasites and malignant (cancer) cells. An individual's ability to respond to infectious agents and to other substances (antigens) recognized as foreign by the body's immune system is critical to health and survival. When the immune response is adequate, infection is usually combatted effectively and recovery follows. Severe infection can occur when the immune response is inadequate. Such immune deficiency can be present from birth but, in adult life, it is frequently acquired as a result of intense sickness or as a result of the administration of chemotherapeutic drugs and/or radiation. It is also recognized that, as people reach middle age and thereafter, the immune system grows weaker.

Two classes of white blood cells, macrophages and lymphocytes, are believed to be primarily responsible for immunity. Macrophages are large cells whose principal immune activity is to digest and destroy infectious agents. Lymphocytes are divided into two sub-classes. One sub-class of lymphocytes, B-cells, produces antibodies in response to antigens. Antibodies have unique combining sites (specificities) that recognize the shape of particular antigens and bind with them. The combination of an antibody with an antigen sets in motion a chain of events which may neutralize the effects of the foreign substance. The other sub-class of lymphocytes, T-cells, regulates immune responses. Tcells, for example, amplify or suppress antibody formation by Bcells, and can also directly destroy "foreign" cells by activating "killer cells."

It is generally recognized that the interplay among T-cells, B-cells and the macrophages determines the strength and breadth of the body's response to infection. It is believed that the activities of T-cells, B-cells and macrophages are controlled, to a large extent, by a specific group of hormones called lymphokines. Lymphokines regulate and modify the various functions of both T-cells and B-cells. There are many lymphokines, each of which is thought to have distinctive chemical and functional properties. IL-2 is but one of these lymphokines and it is on IL-2 and its synergy with other lymphokines that the Company has focused its attention. Scientific and medical investigation has established that IL-2 enhances immune responses by causing activated T-cells to proliferate. Without such proliferation no immune response can be mounted. Other lymphokines and cytokines support T-cell and B-cell proliferation.
However, IL-2 is the only known lymphokine or cytokine which causes the proliferation of Tcells. IL-2 is also known to activate B-cells in the absence of B-cell growth factors.

Although IL-2 is one of the best characterized lymphokines with anticancer potential, the Company is of the opinion that to have optimum therapeutic value, IL-2 should be administered not as a single substance but rather as a mixture of IL-2 and certain lymphokines and cytokines, i.e. as a "cocktail". This approach, which was pioneered by the Company, makes use of the synergism between these lymphokines. It should be noted however that neither the FDA or any other agency has determined that the Company's MULTIKINE product will be effective against any form of cancer.

It has been reported by researchers in the field of lymphokine research that IL-2 can increase the number of killer T-cells produced by the body, which improves the body's capacity to selectively destroy specific tumor cells. Research and human clinical trials sponsored by the Company have indicated a correlation between administration of MULTIKINE to advanced cancer patients and immunological responses. On the basis of these experimental results, the Company believes that MULTIKINE may have application for the treatment of solid tumors in humans.

The Company foresees three potential anti-cancer therapeutic uses for MULTIKINE: (i) direct administration into the human body (in vivo) as a modulator of the immune system, (ii) activation of a patient's white blood cells outside the body with MULTIKINE, followed by returning these activated cells to the patient; and
(iii) a combination of (i) and (ii).

RESEARCH AND DEVELOPMENT

In the past, the Company conducted its research pursuant to arrangements with various universities and research organizations. The Company provided grants to these institutions for the conduct of specific research projects as suggested by the Company's scientists based upon the results of previously completed projects.

More recently the Company has decided to consolidate its research activities in a Companyowned laboratory. The Company believes that this new approach will be more effective in terms of both cost and performance.

Between 1983 and 1986 the Company was primarily involved in funding preclinical and Phase I clinical trials of its proprietary MULTIKINE technologies. These trials were conducted at St. Thomas's Hospital Medical School located in London, England under the direction of Dudley C. Dumonde, M.D., PhD., a former member of the SAB, and pursuant to approvals obtained from England's Department of Health and Social Security.

In the Phase I trial in England (completed in 1987), forty-nine patients suffering with various forms of solid cancers, including malignant melanoma, breast cancer, colon cancer, and other solid tumor types were treated with MULTIKINE. The product was administered directly into the lymphatic system in a number of patients. Significant and lasting lymphnode responses, which are considered to be an indication of improvement in the patient's immune responses, were observed in these patients. A principal conclusion of the Phase I trials was that the side effects of the Company's products in forty nine patients were not severe, the treatment was well tolerated and there was no long-term toxicity.

The results of the Phase I clinical study were encouraging, and as a result the Company, through members of its SAB and consulting experts, established protocols for future clinical trials. In November, 1990, the Florida Department of Health and Rehabilitative Services ("DHRS") gave the physicians at a southern Florida medical institution approval to start a clinical cancer trial in Florida using the Company's MULTIKINE product. The focus of the trial was unresectable head and neck cancer (which is presently untreatable) and was the first time that the natural MULTIKINE was administered to cancer patients in a clinical trial in the United States.

Four patients with regionally advanced squamous cell cancer of the head and neck were treated with the Company's MULTIKINE product.
The patients had previously received radical surgery followed by xray therapy but developed recurrent tumors at multiple sites in the neck and were diagnosed with terminal cancer. The patients had low levels of lymphocytes and evidence of immune deficiency (generally a characteristic of this type of cancer).

Three of the four patients treated with the Company's MULTIKINE product generated significant biological responses as a result of the treatment. Negligible side effects were observed and the patients were treated as out-patients. Notwithstanding the above, it should be noted that these trials were only preliminary and were only conducted on a small number of patients. It remains to be seen if MULTIKINE will be effective in treating any form of cancer.

See "Product Development Plan" above for information concerning the Company's future research and development plans.

Proof of efficacy for anti-cancer drugs is a lengthy and complex process. At this early stage of clinical investigation, it remains to be proven that MULTIKINE will be effective against any form of cancer. Even if some form of MULTIKINE is found to be effective in the treatment of cancer, commercial use of MULTIKINE may be several years away due to extensive safety and effectiveness tests that would be necessary before required government approvals are obtained. It should be noted that other companies and research teams are actively involved in developing treatments and/or cures for cancer, and accordingly, there can be no assurance that the Company's research efforts, even if successful from a medical standpoint, can be completed before those of its competitors.

Since 1983, and through the nine months ended June 30, 1995, approximately $9,058,000 has been expended on Company-sponsored research and development, including approximately $2,896,000, $1,307,000, and $48l,700 during the years ended September 30, 1994, 1993 and 1992, respectively. The foregoing amounts do not include amounts spent by Viral Technologies, Inc. on research and development. Since May, 1986 (the inception of VTI) and through June 30, 1995, VTI has spent approximately $3,000,000 on research and development.

The Company has established a Scientific Advisory Board ("SAB") comprised of scientists distinguished in biomedical research in the field of lymphokines and related areas. From time to time, members of the SAB advise the Company on its research activities and keep the Company informed of current developments in the area of lymphokine research. Institutions with which members of the SAB are affiliated have and may in the future conduct Company-sponsored research. The SAB has in the past and may in the future, at its discretion, invite other scientists to opine in confidence on the merits of the Companysponsored research.
Members of the SAB receive $500 per month from the Company and have also been granted options (for serving as members of the SAB) which collectively allow for the purchase of up to 15,000 shares of the Company's Common Stock. The options are exercisable at prices ranging from $13.80 to $16.50 per share.

The members of the Company's SAB are:

DR. MICHAEL CHIRIGOS - former head of the Virus and Disease Modification Section, National Institutes of Health (NIH), National Cancer Institute (NCI) from 1966-1981 and the Immuno Pharmacology Section, NHI, NCI, Biological Response Modifier Program until 1985.

DR. EVAN M. HERSH - Vice-Chairman, Department of Internal
Medicine, Chief, Section of Hematology/Oncology, Department of
Internal Medicine, Tucson, AZ.  Director of Clinical Research,
Arizona Cancer Center, Tucson.

DR. MICHAEL J. MASTRANGELO - Director, Division of Medical
Oncology, and Professor of Medicine, Jefferson Medical College,
Philadelphia, Pennsylvania.

DR. ALAN B. MORRIS, PhD. - Professor, Department of Biological
Sciences, University of Warwick, Coventry, U.K.

VIRAL TECHNOLOGIES, INC.

Prior to November 1995, Viral Technologies, Inc. ("VTI"), a Delaware corporation, was 50% owned by the Company and 50% owned by Alpha 1 Biomedicals, Inc. VTI is developing a vaccine technology that may prove of commercial value in the prevention, diagnosis and treatment of AIDS. VTI holds the proprietary rights to certain synthesized components of the p17 gag protein, which is the outer core region of the AIDS virus (HIV1). In October 1995, the Company acquired Alpha 1's interest in VTI in exchange for 159,170 shares of the Company's common stock.
VTI is involved in the development of a prototype preventive and therapeutic vaccine against AIDS that is based on HGP-30, a thirty amino acid synthetic peptide derived from the p17 region of the AIDS virus. Evidence compiled by scientists at George Washington University from toxicology studies with different animal species indicates that the HGP-30 prototype vaccine does not appear to be toxic in animals. The HGP-30 vaccine being tested differs from most other vaccines candidates in that its active component, the HGP-30 peptide, is derived from the p17 core protein particles of the virus. Since HGP-30 is a totally synthetic molecule containing no live virus, it cannot cause infection. Unlike the envelope (i.e. outside) proteins, the p17 region of the AIDS virus appears to be relatively non-changing. As a result, and as reported in the May, 1986 issue of Science magazine, the development of an AIDS vaccine that would protect against all strains may be possible. In January, 1991, VTI was issued a United States patent covering the production, use and sale of HGP-30. HGP-30 may also be effective in treating persons infected with the AIDS virus. Approval to start Phase I human clinical trials in Great Britain using VTI's prototype AIDS vaccine HGP-30 was granted in April 1988. The trial, the first in the European common market, began in May 1989 with 18 healthy (HIV-negative) volunteers given three different dosages and was completed in December 1990. The trial results indicated that five of eight volunteers vaccinated with HGP-30, and whose blood samples were able to be tested, produced "killer" T-cell responses. The vaccine also elicited proliferative responses in 7 out of 9 vaccinated volunteers and antibody responses in 15 out of 18 vaccinated volunteers.
         In March, 1990, the California Department of Health Services Food and Drug Branch (FDB) approved the first human testing (Phase I trials) in the United States of HGP-30. The trials were conducted by scientists at the University of Southern California and San Francisco General Hospital. Twenty-one healthy HIV-negative volunteers at medical centers in Los Angeles and San Francisco received escalating doses of HGP-30 with no clinically significant adverse side effects. The clinical studies confirmed earlier clinical trials in London. Further, in a pilot experiment in a SCID mouse model (a genetically engineered mouse able to accept a human immune system, e.g., blood), animals given blood cells from one vaccinated volunteer showed that 75% of the SCID mice were protected from live HIV virus challenge compared to 25% of the mice receiving cells from a normal donor. While this is a promising observation, more studies need to be conducted before any conclusions can be drawn from this test.
       In April 1995 VTI began another clinical trial using volunteers who will receive two vaccinations. The volunteers who originally received the two lowest dosage levels will be asked to donate blood for a SCID mouse HIV challenge study. In 1995, VTI also plans to request regulatory approval for an HIV-positive clinical trial. No assurance can be given that approvals to conduct additional clinical trials will be obtained in a timely fashion, if at all. In addition, VTI's AIDS vaccine/treatment is only in the initial stages of testing and it remains to be seen if the vaccine/treatment will be effective against the AIDS virus.
        Although there has been important
independent research showing the possible significance of the p17 region of HIV-1, there can be no assurance that any of VTI's technology will be effective in the prevention, diagnosis or treatment of AIDS. There can be no assurance that other companies will not develop a product that is more effective or that VTI ultimately will be able to develop and bring a product to market in a timely manner that would enable it to derive commercial benefits.

         VTI's research and development efforts are presently focused on the evaluation of second generation formulations and delivery systems for HGP-30 and related peptides to enhance
HIVspecific cellular immune responses.

COMPOUNDS AND PROCESSES LICENSED TO THE COMPANY

         The Company has acquired from Sittona Company, B.V., a Netherlands corporation ("Sittona"), the exclusive worldwide rights to patented IL-2 compounds, compositions and other processes and other lymphokine-related compounds, compositions and processes which are the subject of various patents, patent applications and disclosure documents filed with the United States Patent and Trademark Office as well as similar agencies of various foreign countries. Sittona acquired its rights in the foregoing products and technology from Hooper Trading Company N.V., and Shanksville Corporation N.V., both Netherland Antilles corporations. Pursuant to the terms of the license, the Company must pay to Sittona a royalty of l0% of all net sales received by the Company in connection with the manufacture, use or sale of the licensed compounds, compositions and processes and a royalty of l5% of all license fees and royalties received by the Company in connection with the grant by the Company of any sublicenses for the manufacture, use or sale of the licensed compounds, compositions and processes. On November 30, l983, a $l.4 million advance royalty was paid by the Company to Sittona to acquire the license. The license also requires the Company to bear the expense of preparing, filing and processing patent applications and to obtain and maintain patents in the United States and foreign countries on all inventions, developments and improvements made by or on behalf of the Company relating to the licensed compounds, compositions and processes. In this regard the Company has caused patent applications to be filed in several foreign countries and has undertaken the processing of previously filed patent applications. The exclusive license is to remain in effect until the expiration or abandonment of all patent rights or until the compounds, compositions and processes enter into the public domain, whichever is later. Sittona may also terminate the license for breach of the agreement, fraud on the part of the Company, or the bankruptcy or insolvency of the Company. Sittona, Hooper Trading Company and Shanksville Corporation are all controlled by Maximilian de Clara, the Company's President. See Item 13 of this report.

        In 1987 a German company filed an
opposition with the European Patent Office with respect to one of the Company's European patents, alleging that certain aspects of the patent in question were previously disclosed by the inventors during a conference held in Germany. A hearing on the opposition was held and on October 12, 1990 the European Patent Office rejected the opposition. The German company filing the opposition has appealed the decision of the European Patent Office. In 1992 the Company's process claims in the patent were upheld, while two minor claims were denied. The Company does not believe that the European Patent Office denial of these two minor claims impairs the value of this patent in any significant degree.

        PROCESS FOR THE PRODUCTION OF IL-2 AND IL2 PRODUCT

         The Company's exclusive license includes processes for the production in high yields of natural human IL-2 using cell culture techniques applied to normal human cells. The Company believes that these production methods have advantages to those currently in use. Based upon the results of the Company's research and human clinical trials, the Company believes that "natural" IL-2 produced by cell culture technologies, such as the Company's proprietary products, may have advantages over genetically engineered, bacteria-produced IL-2 ("recombinant IL-2") manufactured by other companies. There are basically two ways to produce IL-2 on a commercial scale: (1) applying genesplicing techniques using bacteria or other micro-organisms to produce recombinant IL-2; or, (2) applying cell culture technology using mammalian cells. Substantive differences exist between recombinant IL-2 and IL2 produced through cell culture technology. For example: (1) cell cultured IL-2 is glycosylated (has sugars attached). Sugar attachments play a crucial role in cell recognition and have a significant effect on how fast a body clears out proteins.
Proteins produced through bacteria have no sugar attachments and while recombinant IL-2 products produced from recombinant yeast or insect cells are glycosylated, they are not so to the right degree, or at the right locations. Cell cultured IL-2 has the "right" sugar attachments at the right places; (2) there are also structural differences related to folding (the way human proteins work depends on their sequence folding); and (3) the cell cultured IL-2 "cocktail" is administered in small dosages as pioneered by Company researchers. This formulation and dosage mimics the way immune regulators are naturally found and function within the body. This stands in stark contrast to the huge dosages required when recombinant IL-2 is administered to patients. In addition, patients treated with recombinant IL2 usually suffer severe side effects.

         Although mammalian cells (other than human cells) could be genetically engineered to produce glycosylated IL-2 in larger quantities than are produced by the Company's method, such mammalian cells could not be genetically engineered to produce the combination of human lymphokines and cytokines, which together with human glycosylated IL-2 form the MULTIKINE product used by the Company. The Company is of the opinion that glycosylated IL-2 genetically produced from mammalian cells must be administered in large dosages before any benefits are observed. Even then, the Company believes that only a small percentage of patients will benefit from treatments consisting only of glycosylated IL-2. In addition, large dosages of glycosylated IL-2 can, as with recombinant IL-2, result in severe toxic reactions. In contrast, the Company believes the synergy between glycosylated IL-2 and certain other lymphokines/cytokines allows MULTIKINE to be administered in low dosages, thereby avoiding the severe toxic reactions which often result when IL-2 is administered in large dosages.
         The technology licensed to the Company includes the basic production method employing the use of normal white blood cells, an improved production method based in part on this basic production method, a serum-free and mitogen-free IL-2 product, and a method for using this product in humans. Mitogens are used to stimulate cells to produce specific materials (in this case, IL2). Mitogens remaining in the product of cell stimulation can cause allergic and anaphylactic reactions if not removed from the cell product prior to introduction into the body.
         The Company's license also pertains to a cell culture process for producing interleukin-2 and another type of cell process for producing serum-free and mitogen-free interleukin-2 preparations which avoids a mitogen stimulation step and uses interleukin-1 and white blood cells.
         The Company's license further includes a process for suppressing graft rejection in organ transplantation. This process employs the use of an agent which blocks the activity of IL-2 in proliferating T-cells which would otherwise destroy the transplanted organ. The Company regards further research and development of this process to involve a financial commitment beyond its present ability; thus while the Company intends to attempt to enter into licensing arrangements with third parties concerning this process, it does not presently intend to conduct further research into, or development of, this process.

         PATENT POSITION OF VIRAL TECHNOLOGIES, INC.'S HGP-30. In January, 1991, VTI was awarded a U.S. patent covering the exclusive production, use and sale of HGP-30. This patent is thought to be the first U.S. patent for a portion of a "core" protein of the HIV virus. In February, 1993, VTI was awarded a European patent covering HGP-30 and certain other peptides.

GOVERNMENT REGULATION

The investigational agents and future products of the Company are regulated in the United States under the Federal Food, Drug and Cosmetic Act, the Public Health Service Act, and the laws of certain states. The Federal Food and Drug Administration (FDA) exercises significant regulatory control over the clinical investigation and manufacture of pharmaceutical products.

Prior to the time a pharmaceutical product can be marketed in the United States for therapeutic use, approval of the FDA must normally be obtained. Certain states however have passed laws which allow a state agency having functions similar to the FDA to approve the testing and use of pharmaceutical products within the state.
In the case of either FDA or state regulation, preclinical testing programs on animals, followed by three phases of clinical testing on humans, are typically required in order to establish product safety and efficacy.

The first stage of evaluation, preclinical testing, must be conducted in animals. After lack of toxicity has been demonstrated, the test results are submitted to the FDA (or state regulatory agency) along with a request for approval for further testing which includes the protocol that will be followed in the initial human clinical evaluation. If the applicable regulatory authority does not object to the proposed experiments, the investigator can proceed with Phase I trials. Phase I trials consist of pharmacological studies on a relatively few number of humans under rigidly controlled conditions in order to establish lack of toxicity and a safe dosage range.

After Phase I testing is completed, one or more
Phase II trials are conducted in a limited number of patients to test the product's ability to treat or prevent a specific disease, and the results are analyzed for clinical efficacy and safety. If the results appear to warrant confirmatory studies, the data is submitted to the applicable regulatory authority along with the protocol for a Phase III trial. Phase III trials consist of extensive studies in large populations designed to assess the safety of the product and the most desirable dosage in the treatment or prevention of a specific disease. The results of the clinical trials for a new biological drug are submitted to the FDA as part of a product license application ("PLA").

In addition to obtaining FDA approval for a product, a biologics establishment license application ("ELA") must be filed in order to obtain FDA approval of the testing and manufacturing facilities in which the product is produced. To the extent all or a portion of the manufacturing process for a product is handled by an entity other than the Company, the Company must similarly receive FDA approval for the other entity's participation in the manufacturing process. Domestic manufacturing establishments are subject to inspections by the FDA and by other Federal, state and local agencies and must comply with Good
Manufacturing Practices ("GMP") as appropriate for production. In complying with GMP regulations, manufacturers must continue to expend time, money and effort in the area of production and quality control to ensure full technical compliance.

The process of drug development and regulatory approval requires substantial resources and many years. There can be no assurance that regulatory approval will ever be obtained for products developed by the Company. Approval of drugs and biologicals by regulatory authorities of most foreign countries must also be obtained prior to initiation of marketing in those countries. The approval process varies from country to country and the time period required in each foreign country to obtain approval may be longer or shorter than that required for regulatory approval in the United States.

The human clinical trials in Florida were authorized pursuant to applications filed by physicians at a southern Florida medical institution with the Florida Department of Health and Rehabilitative Services ("DHRS"). VTI's Phase I clinical trials were conducted pursuant to approvals obtained from the California Department of Health Services Food and Drug Branch. None of the clinical trials involving the Company's MULTIKINE product (including the prior trials conducted in London, England) have been conducted under the approval of the FDA and there are no assurances that clinical trials conducted under approval from state authorities or conducted in foreign countries will be accepted by the FDA. Product licensure in a foreign country or under state authority does not mean that the product will be licensed by the FDA and there are no assurances that the Company will receive any approval of the FDA or any other governmental entity for the manufacturing and/or marketing of a product. Consequently, the commencement of the manufacturing and marketing of any Company product is, in all likelihood, many years away.

COMPETITION AND MARKETING

Many companies, nonprofit organizations and governmental institutions are conducting research on lymphokines. Competition in the development of therapeutic agents and diagnostic products incorporating lymphokines is intense. Large, wellestablished pharmaceutical companies are engaged in lymphokine research and development and have considerably greater resources than the Company has to develop products. The establishment by these large companies of in-house research groups and of joint research ventures with other entities is already occurring in these areas and will probably become even more prevalent. In addition, licensing and other collaborative arrangements between governmental and other nonprofit institutions and commercial enterprises, as well as the seeking of patent protection of inventions by nonprofit institutions and researchers, could result in strong competition for the Company. Any new developments made by such organizations may render the Company's licensed technology and knowhow obsolete.

Several biotechnology companies are producing IL-2like compounds. The Company believes, however, that it is the only producer of a patented IL-2 product using a patented cell-culture technology with normal human cells. The Company foresees that its principle competition will come from producers of genetically-engineered IL-2 like products. However, it is the Company's belief, based upon growing scientific evidence, that its natural IL-2 products have advantages over the genetically engineered, IL-2-like products. Evidence indicates that genetically engineered, IL2-like products, which lack sugar molecules and are typically not water soluble, may be recognized by the immunological system as a foreign agent, leading to a measurable antibody build-up and thereby possibly voiding their therapeutic value. Furthermore, the Company's research has established that to have optimum therapeutic value IL-2 should be administered not as a single substance but rather as an IL-2 rich mixture of certain lymphokines and other proteins, i.e. as a "cocktail". If these differences prove to be of importance, and if the therapeutic value of its MULTIKINE product is conclusively established, the Company believes it will be able to establish a strong competitive position in a future market.
The Company has not established a definitive plan for marketing nor has it established a price structure for the Company's saleable products. However, the Company intends, if the Company is in a position to begin commercialization of its products, to enter into written marketing agreements with various major pharmaceutical firms with established sales forces. The sales forces in turn would probably target the Company's products to cancer centers, physicians and clinics involved in immunotherapy.

Competition to develop treatments for the control of AIDS is intense. Virtually all of the pharmaceutical and biotechnology companies around the world are devoting substantial sums to the exploration and development of technologies useful in these areas. VTI's development of its experimental HGP-30 AIDS Vaccine, if successful, would likely face intense competition from other companies seeking to find alternative or better ways to prevent and treat AIDS.

Both the Company and VTI may encounter problems, delays and additional expenses in developing marketing plans with outside firms. In addition, the Company and VTI may experience other limitations involving the proposed sale of their products, such as uncertainty of third-party reimbursement. There is no assurance that the Company or VTI can successfully market any products which they may develop or market them at competitive prices.

The clinical trials funded to date by the Company and VTI have not been approved by the FDA, but rather have been conducted pursuant to approvals obtained from regulatory agencies in England and certain states. Since the results of these clinical trials may not be accepted by the FDA, companies which are conducting clinical trials approved by the FDA may have a competitive advantage in that the products of such companies are further advanced in the regulatory process than those of the Company or VTI.
PROPERTIES
The Company's MULTIKINE product used in its preclinical and Phase I clinical trials in England was manufactured at a pilot plant at St. Thomas' Hospital Medical School using the Company's patented production methods and equipment owned by the Company. The MULTIKINE product used in the Florida clinical trials was manufactured in Florida. In February, 1993, the Company signed an agreement with a third party whereby the third party constructed a facility designed to produce the Company's MULTIKINE product. The Company paid the third party the cost of constructing this facility (approximately $200,000) in accordance with the Company's specifications.
In October, 1994 the Company completed the construction of a research laboratory in space leased by the Company. The cost of modifying and equipping this space for the Company's purposes was approximately $1,200,000.
The Company leases office space at 66 Canal Center Plaza, Alexandria, Virginia at a monthly rental of approximately $8,000 per month. The Company believes this arrangement is adequate for the conduct of its present business.
MANAGEMENT


Officers and Directors

    Name                     Age                Position
    Maximilian de Clara       65        Director and
President
    Geert R. Kersten, Esq.    36        Director, Chief
Executive
                                            Officer, Secretary
    and Treasurer Patricia B. Prichep       42  Vice President
    of Operations
    M. Douglas Winship        45        Vice President of
Regulatory
                                        Affairs and Quality
    Assurance Dr. Eyal Talor  37        Vice President of
    Research
    and
                                        Manufacturing
    Dr. Suzanne Beckner       44        Vice President of
Clinical
                                         Development
    Mark V. Soresi            41        Director
    F. Donald Hudson          61        Director
    Edwin A. Shalloway        60        Director


The directors of the Company serve in such capacity until the next annual meeting of the Company's shareholders and until their successors have been duly elected and qualified. The officers of the Company serve at the discretion of the Company's directors.

Mr. Maximilian de Clara, by virtue of his position as an officer and director of the Company and his stock ownership, may be deemed to be the "parent" and "founder" of the Company as those terms are defined under applicable rules and regulations of the Securities and Exchange
Commission.

The principal occupations of the Company's officers and directors, during the past several years, are as follows:

               MAXIMILIAN DE CLARA. Mr. de Clara has been a director of the Company since its inception in March, l983, and has been president of the Company since July, l983. Prior to his affiliation with the Company, and since at least l978, Mr. de Clara was involved in the management of his personal investments and personally funding research in the fields of biotechnology and biomedicine. Mr. de Clara attended the medical school of the University of Munich from l949 to l955, but left before he received a medical degree. During the summers of l954 and l955, he worked as a research assistant at the University of Istanbul in the field of cancer research. For his efforts and dedication to research and development in the fight against cancer and AIDS, Mr. de Clara was awarded the "Pour le Merit" honorary medal of the Austrian Military Order "Merito Navale" as well as the honor cross of the Austrian Albert Schweitzer Society.
         GEERT R. KERSTEN, ESQ. Mr. Kersten was Director of Corporate and Investment Relations for the Company between February, 1987 and October, 1987. In October of 1987, he was appointed Vice President of Operations. In December, 1988, Mr. Kersten was appointed director of the Company. Mr.
Kersten also became the Company's secretary and treasurer in 1989. In May, 1992, Mr. Kersten was appointed Chief Operating Officer and in February, 1995, Mr. Kersten became the Company's Chief Executive Officer. In previous years, Mr. Kersten worked as a financial analyst with Source Capital, Ltd., an investment advising firm in McLean, Virginia. Mr. Kersten is a stepson of Maximilian de Clara, who is the President and a Director of the Company. Mr. Kersten attended George Washington University in Washington, D.C. where he earned a B.A. in Accounting and an M.B.A. with emphasis on International Finance. He also attended law school at American University in Washington, D.C. where he received a Juris Doctor degree.
         PATRICIA B. PRICHEP has been the Company's Vice President of Operations since March, 1994. Between December, 1992 and March, 1994, Ms. Prichep was the Company's Director of Operations. From June, 1990 to December, 1992, Ms. Prichep was the Manager of Quality and Productivity for the NASD's Management, Systems and Support Department. Between 1982 and 1990, Ms. Prichep was Vice President and Operations Manager for Source Capital, Ltd.
       M. DOUGLAS WINSHIP has been the Company's Vice President of Regulatory Affairs and Quality Assurance since April, 1994. Between 1988 and April, 1994, Mr. Winship held various positions with Curative Technologies, Inc., including Vice President of Regulatory Affairs and Quality Assurance (1991-1994).
         DR. EYAL TALOR has been the Company's Vice President of Research and Manufacturing since March, 1994. From October, 1993 until March, 1994, Dr. Talor was Director of Research, Manufacturing and Quality Control, as well as the Director of the Clinical Laboratory, for Chesapeake Biological Laboratories, Inc. From 1991 to 1993, Dr. Talor was a scientist with SRA Technologies, Inc., as well as the director of SRA's Flow Cytometry Laboratory (1991-1993) and Clinical Laboratory (19921993). During 1992 and 1993, Dr. Talor was also the Regulatory Affairs and Safety Officer For SRA. Since 1987, Dr. Talor has held various positions with the John Hopkins University, including course coordinator for the School of Continuing Studies (1989-Present), research associate and lecturer in the Department of
Immunology and Infectious Diseases (1987-1991), and associate professor (1991Present).
      DR. SUZANNE BECKNER has been the Company's Vice President of Clinical Development since July 1994. From 1993 until joining the Company Dr. Beckner served as Vice President of Development at Alpha I Biomedical. From 1989 to 1992, she held positions with Life Technologies, Inc. as
Research Director and then as Business Director of the Cellular Biochemistry Products business segment. From 1988 to 1989, she held a research management position with Biotherapeutics, Inc.
     MARK V. SORESI. Mr. Soresi became a director of the Company in July, 1989. In 1982, Mr. Soresi founded, and since that date has been the president of the Soresi Chemical Group, Inc., operating as Eastern Chemical Waste Systems. Eastern Chemical Waste Systems is involved in the clean-up of hazardous and toxic waste dump sites. Mr. Soresi attended George Washington University in Washington, D.C. where he earned a Bachelor of Science in Chemistry.
     F. DONALD HUDSON. F. Donald Hudson has been a director of the Company since May, 1992. Between 1990 and 1993, Mr. Hudson was President and Chief Executive Officer of Neuromedica, Inc., a development stage company engaged in neurological research. Until January, 1989, Mr. Hudson served as Chairman and Chief Executive Officer of Transgenic Sciences, Inc. (now TSI Corporation), a publicly held
biotechnology corporation which he founded in January,     1987.  From
October, 1985 until January, 1987, Mr.
Hudson was a director of Organogenesis, Inc., a publicly held biotechnology corporation of which he was a founder, and for five years prior thereto was Executive Vice President and a director of Integrated Genetics, Inc., a corporation also engaged in biotechnology which he co founded and which was publicly traded until its acquisition in 1989 by Genzyme, Inc. Mr. Hudson is also a director of VIMRx Pharmaceuticals, Inc.
         EDWIN A. SHALLOWAY, ESQ. Mr. Shalloway has been a director of the Company since May, 1992. Mr. Shalloway is and has been since 1964, a partner in the law firm of Sherman and Shalloway which specializes in matters of patent law. Mr. Shalloway attended the University of Georgia where he earned a Bachelor of Science and Bachelor of Arts degrees. Mr. Shalloway received his law degree from the American University in Washington, D.C. Mr. Shalloway is also the President of the International Licensing Society.
All of the Company's officers devote substantially all of their time on the Company's business. Messrs. Soresi, Hudson and Shalloway, as directors, devote only a minimal amount of time to the Company.
The Company has an audit committee whose members are Geert R. Kersten,
F. Donald Hudson and Edwin A. Shalloway.
Executive Compensation

The following table sets forth in summary form the compensation received by (i) the Chief Executive Officer of the Company and (ii) by each other executive officer of the Company who received in excess of $100,000 during the fiscal year ended September 30, 1994.
                        Annual Compensation         Long Term
Compensation
                                                     Re-
                                           All Other    stric-
                                           Other Annual   ted      LTIP
                                           Com Compen-    Stock  Options
                                           Pay-
                                           pensa-
Name and Princi-    Fiscal Salary   Bonus  sation   Awards   Granted
outs tion pal Position  Year    (1)     (2)            (3)   (4)
(5)     (6)
(7)
Maximilian de Clara, 1994        -     -  $93,752      -      70,000
- -
- -
President            1993        -     -  $59,376      -           -
- -
- -
                     1992        -     -  $21,791      -      70,000
- -
- -

Geert R. Kersten,    1994 $182,539     -  $ 8,183      -      50,000
- -
4,497
Chief Operating      1993 $163,204     -  $ 6,046      -           -
- -
3,289
Officer, Secretary   1992 $126,304     -  $ 6,133      -      50,000
- -
- -
and Treasurer


(1) The dollar value of base salary (cash and non-cash) received.

(2) The dollar value of bonus (cash and non-cash) received.

(3) Any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property. Amounts in the table represent automobile, parking and other transportation expenses.

(4) During the period covered by the Table, no shares of restricted stock were issued as compensation for services to the persons listed in the table. As of September 30, 1994, the number of shares of the Company's common
 stock, owned by the officers included in the table above, and the value of such shares at such date, based upon the market price of the Company's common stock were:


         Name                       Shares            Value
         Maximilian de Clara        30,370         $  200,500 Geert R.
Kersten       161,536                              $1,066,000
(5) The shares of Common Stock to be received upon the exercise of all stock options granted during the period covered by the Table.

(6) "LTIP" is an abbreviation for "Long-Term Incentive Plan". An LTIP is any plan that is intended to serve as an incentive for performance to occur over a period longer than one fiscal year. Amounts reported in this column represent payments received during the applicable fiscal year by the named officer pursuant to an LTIP.

(7) All other compensation received that the Company could not properly report in any other column of the Table including annual Company contributions or other allocations to vested and unvested defined contribution plans, and the dollar value of any insurance premiums paid by, or on behalf of, the Company with respect to term life insurance for the benefit of the named executive officer, and the full dollar value of the remainder of the premiums paid by, or on behalf of, the Company. Amounts in the table represent contributions made by the Company to a 401(k) pension plan on behalf of Mr. Kersten.


Long Term Incentive Plans - Awards in Last Fiscal Year

None.

Employee Pension, Profit Sharing or Other Retirement Plans
During 1993 the Company implemented a defined contribution retirement plan, qualifying under Section 401(k) of the Internal Revenue Code and covering substantially all the Company's employees. The employer contribution per year is equal to the lesser of up to 3% of each participant's salary or 50% of the employee's contribution. The 1994 expenses for this plan were $16,160. Other than the 401(k) Plan, the Company does not have a defined benefit, pension plan, profit sharing or other retirement plan. Compensation of Directors
         STANDARD ARRANGEMENTS. The Company currently pays its directors $1,000, plus expenses, for each meeting of the Board of Directors which they attended. The Company has no standard arrangement pursuant to which directors of the Company are compensated for any services provided as a director or for committee participation or special assignments.
         OTHER ARRANGEMENTS. The Company has from time to time granted options to its outside directors, Mr. Soresi, Mr. Hudson and Mr. Shalloway. See "Stock Options" below for additional information concerning options granted to the Company's directors.
Employment Contracts
Effective August 1, 1994, the Company entered into a three-year employment agreement with Mr. Kersten. The employment agreement provides that during the period between August 1, 1994 and July 31, 1995, the Company will pay Mr. Kersten an annual salary of $198,985. During the years ending August 31, 1996 and 1997, the Company will pay Mr. Kersten a salary of $218,883 and $240,771 respectively. In the event that there is a material reduction in Mr. Kersten's authority, duties or activities, or in the event there is a change in the control of the Company, then the agreement allows Mr. Kersten to resign from his position at the Company and receive a lump-sum payment from the Company equal to 18 months salary. For purposes of the employment agreement, a change in the control of the Company means the sale of more than 50% of the outstanding shares of the Company's Common Stock, or a change in a majority of the Company's directors. Pursuant to the agreement, the Company also agreed to grant Mr. Kersten, in accordance with the Company's 1994 Incentive Stock Option Plan, options to purchase 50,000 shares of the Company's Common Stock.
Compensation Committee Interlocks and Insider Participation
The Company has a compensation committee comprised of all of the Company's directors, with the exception of Mr. Kersten. During the year ended September
30, 1994, Mr. de Clara was the only officer participating in deliberations of the Company's compensation committee concerning executive officer compensation. See "Transactions with Related Parties" in this section of the Prospectus for information concerning transactions between the Company and Mr. de Clara.

During the year ended September 30, 1994, no director of the Company was also an executive officer of another entity, which had an executive officer of the Company serving as a director of such entity or as a member of the compensation committee of such entity.

Stock Options


The following tables set forth information concerning the options granted, during the fiscal year ended September 30, 1994, to the Company's President and Chief Operating Officer, and the fiscal year-end value of all unexercised options (regardless of when granted) held by these persons.
Options Granted During Fiscal Year Ending September 30, 1994

                     Potential Individual Grants
                     Realizable
                     Value at
                        % of Total                         Assumed
Annual
Rates
                          Options                            of Stock
                      Price Granted to   Exercise
                        Appreciation
for
              Options   Employees in Price Per  Expiration    Option
Term
(2)
Name       Granted (#) Fiscal Year  Share (1)     Date       5%
10%
Maximilian
de Clara      70,000        44%      $2.87      7/29/04  $110,600
$272,811
Geert R.
Kersten       50,000        32%       $2.87     7/29/04  $ 79,000
$194,865

(1) In June 1995 the Company's directors lowered the exercise price of these options from $8.70 per share to $2.87 per share.

(2) The potential realizable value of the options shown in the table assuming the market price of the Company's Common Stock appreciates in value from the date of the grant to the end of the option term at 5% or 10%.


Option Exercises and Year End Option Values
                                                                Value
                                                                of
                                                                Unexerc
                                                                is ed
                                                                IntheMo
                                                                ne y
                                              Number of         Options
                                             Unexercised        at
Fiscal
                                               Options          Year-
End
                       Shares                    (3)               (4)
                      Acquired     Value
                     on Exercise  Realized  Exercisable/
Exercisable/ Name                              (1)        (2)
Unexercisable    Unexercisable

Maximilian de Clara      -           -     85,000/70,000
$313,650/$258,300
Geert R. Kersten         -           -    108,250/66,500
$399,442/$245,385

(1) The number of shares received upon exercise of options during the fiscal year ended September 30, 1994.

(2) With respect to options exercised during the Company's fiscal year ended September 30, 1994, the dollar value of the difference between the option exercise price and the market value of the option shares purchased on the date of the exercise of the options.

(3) The total number of unexercised options held as of September 30, 1994, separated between those options that were exercisable and those options that were not exercisable.

(4) For all unexercised options held as of September 30, 1994, the aggregate dollar value of the excess of the market value of the stock underlying those options (as of September 30, 1994) over the exercise price of those unexercised options. Values are shown separately for those options that were exercisable, and those options that were not yet exercisable, on September 30, 1994. In June 1995 the Company lowered the exercise price on all options granted to Mr. de Clara and Mr. Kersten to $2.87 per share. The amounts in this column have been computed using the assumption that the $2.87 exercise price was in effect at September 30, 1994.
Stock Option and Bonus Plans

The Company has two Incentive Stock Option Plans, three Non-Qualified Stock Option Plans and a Stock Bonus Plan. A summary description of these Plans follows. In some cases these Plans are collectively referred to as the "Plans".
         INCENTIVE STOCK OPTION PLAN. The two Incentive Stock Option Plans collectively authorize the issuance of up to 200,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plan. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan.
         To be classified as incentive stock options under the Internal Revenue Code, options granted pursuant to the Plans must be exercised prior to the following dates:
         (a) The expiration of three months after the date on which an option holder's employment by the Company is terminated (except if such termination is due to the death or permanent and total disability);
         (b) The expiration of 12 months after the date on which an option holder's employment by the Company is terminated, if such termination is due to the Employee's permanent and total disability;
           In the event of an option holder's death while in the employ of the Company, his executors or administrators may exercise, within three months following the date of his death, the option as to any of the shares not previously exercised;
       The total fair market value of the shares of Common Stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.
         Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the Common Stock of the Company may not be exercisable by its terms after five years from the date of grant. Any other option granted pursuant to the Plan may not be exercisable by its terms after ten years from the date of grant.
         The purchase price per share of Common Stock purchasable under an option is determined by the Committee but cannot be less than the fair market value of the Common Stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning more than 10% of the Company's outstanding shares).
         NON-QUALIFIED STOCK OPTION PLAN. The three Non-Qualified Stock Option Plans collectively authorize the issuance of up to 360,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plans. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee but cannot be less than the market price of the Company's Common Stock on the date the option is granted.
         STOCK BONUS PLAN. Up to 40,000 shares of Common Stock may be granted under the Stock Bonus Plan. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, the Company's employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company's shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.
         OTHER INFORMATION REGARDING THE PLANS. The Plans are administered by the Company's Compensation Committee ("the Committee"), each member of which is a director of the Company. The members of the Committee were selected by the Company's Board of Directors and serve for a one-year tenure and until their successors are elected. A member of the Committee may be removed at any time by action of the Board of Directors. Any vacancies which may occur on the Committee will be filled by the Board of Directors. The Committee is vested with the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Committee is empowered to select those persons to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.
         In the discretion of the Committee, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Committee may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the Incentive Stock Option Plan or the NonQualified Stock Option Plan will be forfeited if the "vesting" schedule established by the Committee administering the Plan at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of the Company or the period of time a nonemployee must provide services to the Company. At the time an employee ceases working for the Company (or at the time a nonemployee ceases to perform services for the Company), any shares or options not fully vested will be forfeited and cancelled. At the discretion of the Committee payment for the shares of Common Stock underlying options may be paid through the delivery of shares of the Company's Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be permitted at the discretion of the Committee.
         Options are generally non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Committee when the shares were issued.
         The Board of Directors of the Company may at any time, and from time
to time, amend, terminate, or suspend one or more of the Plans in any manner they deem appropriate, provided that such amendment, termination or suspension will not adversely affect rights or obligations with respect to shares or options previously granted. The Board of Directors may not, without shareholder approval: make any amendment which would materially modify the eligibility requirements for the Plans; increase or decrease the total number of shares of Common Stock which may be issued pursuant to the Plans except in the case of a reclassification of the Company's capital stock or a consolidation or merger of the Company; reduce the minimum option price per share; extend the period for granting options; or materially increase in any other way the benefits accruing to employees who are eligible to participate in the Plans.
         PRIOR STOCK OPTION AND BONUS PLAN. The Company previously had in effect a Stock Option and Bonus Plan ("the 1987 Plan") which provided for the grant to the Company's officers, directors, employees and consultants of either (i) shares of the Company's Common Stock for services rendered or (ii) options to purchase shares of Common Stock. The 1987 Plan was terminated by the Company in 1992. Since the 1987 Plan was terminated, no further options will be granted and no further bonus shares will be issued pursuant to the 1987 Plan. However, options previously granted may nevertheless still be exercised according to the terms of the options. Prior to the termination of the 1987 Plan, the Company granted options to purchase 189,250 shares of the Company's Common Stock. To date, options to purchase 6,000 shares have been exercised. In June, 1995 the Company cancelled options to purchase 176,250 shares that had previously been granted under this Plan and reissued options for the same number of shares under the Company's other stock option plans. See "Option Summary" below.
         OPTION SUMMARY.  The following sets forth certain information, as
of September 30, 1995, concerning the stock options granted by the Company. Each option represents the right to purchase one share of the Company's Common Stock.
                                          Total     Shares
                                          Shares   Reserved for
                                         Remaining Reserved
                                         Outstanding Options
Name of Plan                            Under Plan     Options   Under
Plan 1987 Stock Option and Bonus Plan     200,000        7,000
(1)
1992 Incentive Stock Option Plan          100,000       57,550
42,450
1992 Non-Qualified Stock Option Plan       60,000       60,000
- -
1994 Incentive Stock Option Plan          100,000      100,000
1994 Non-Qualified Stock Option Plan      100,000       97,250
2,750
1995 Non-Qualified Stock Option Plan      400,000      329,251
70,749
TOTAL:                                                 651,051
(1) This Plan was terminated in 1992 and as a result, no new options will be granted pursuant to this Plan.



         In June 1995 the Company (i) cancelled options to purchase 113,250 shares that were previously granted under the Company's 1987 Stock Option and Bonus Plans, (ii) reissued options for the same number of shares under the Company's other stock option plans, and (iii) lowered the exercise price on options previously granted to the Company's officers, directors and employees to $2.87 per share.
        In March, 1991 the Company granted a financial relations consultant an option to purchase 50,000 shares of the Company's common stock. The option is exercisable at $13.80 per share and expires in March, 1996. The holder of the option has the right to have the shares issuable upon the exercise of the option included in any registration statement filed by the Company.
         As of May 15, 1995, 1,500 shares had been issued pursuant to the Company's 1992 Stock Bonus Plan. All of these shares were issued during the fiscal year ending September 30, l994.
Transactions with Related Parties
The technology and know-how licensed to the Company was developed by a group of researchers under the direction of Dr. Hans-Ake Fabricius and was assigned, during l980 and l98l, to Hooper Trading Company, N.V., a Netherlands Antilles' corporation ("Hooper"), and Shanksville Corporation, also a Netherlands Antilles corporation ("Shanksville"). Mr. de Clara and Dr. Fabricius own 50% and 30%, respectively, of each of these companies. The technology and know-how assigned to Hooper and Shanksville was licensed to Sittona Company, B.V., a Netherlands corporation ("Sittona"), effective September, l982 pursuant to a licensing agreement which requires Sittona to pay to Hooper and Shanksville royalties on income received by Sittona respecting the technology and know-how licensed to Sittona. In l983, Sittona licensed this technology to the Company and received from the Company a $1,400,000 advance royalty payment. At such time as the Company generates revenues from the sale or sublicense of this technology, the Company will be required to pay royalties to Sittona equal to l0% of net sales and l5% of the licensing royalties received from third parties. In that event, Sittona, pursuant to its licensing agreements with Hooper and Shanksville, will be required to pay to those companies a minimum of l0% of any royalty payments received from the Company.
In 1985, Mr. de Clara acquired all of the issued and outstanding stock of Sittona. Mr. de Clara and Dr. Fabricius, because of their ownership interests in Hooper and Shanksville, could receive approximately 50% and 30% respectively of any royalties paid by Sittona to Hooper and Shanksville, and Mr. de Clara, through his interest in all three companies (Hooper, Shanksville and Sittona), will receive up to 95% of any royalties paid by the Company.
See "Legal Matters" below for information concerning expenses incurred by the
Company in indemnifying an officer and director.
Legal Matters
The Company is not a party to any pending legal proceedings.
Maximilian de Clara, the president and a director of the Company, has been involved in legal proceedings concerning shares of the Company's Common Stock. During the three year period ended September 30, 1993, the Company paid Mr. de Clara approximately $96,000 for legal expenses incurred by Mr. de Clara in defending a legal action brought against Mr. de Clara by an unrelated third party who claimed that Mr. de Clara owed the third party 25,000 shares of the Company's Common Stock as a fee for introducing the Company (in 1985) to persons who allegedly were willing to (but did not) provide funds to the Company. Although the Company was not a party to this proceeding, the Company's Board of Directors has determined, based upon information supplied by Mr. de Clara, that the third party's claims against Mr. de Clara arose as a result of Mr. de Clara's efforts to obtain funding for the Company. Accordingly, the Board of Directors determined that Mr. de Clara was entitled by law to indemnification and in October, 1993, the Company issued 25,000 shares of its common stock to the third party claiming the shares from Mr. de Clara.
In a separate matter, Milford Trading, Ltd. ("Milford Trading"), a corporation controlled by Mr. de Clara, filed a lawsuit against an unrelated third party seeking the recovery of 40,000 shares of the Company's Common Stock which were registered in the name of Milford Trading but which are held by the third party. The third party filed a counterclaim against Milford Trading and a crossclaim against Mr. de Clara seeking title to the 40,000 shares and other damages. Although Mr. de Clara denied the claim of the third party, the case was settled by Mr. de Clara paying $200,000 and delivering 3,000 shares to the third party. The Company's Board of Directors determined, based upon information supplied by Mr. de Clara, that the third party's claims against Mr. de Clara arose as a result of Mr. de Clara's efforts to obtain funding for the Company in 1985 and that Mr. de Clara was therefore entitled by law to indemnification. Accordingly, during fiscal 1992 the Company paid Mr. de Clara's legal fees in connection with this matter (approximately $28,000), reimbursed Mr. de Clara the $200,000 paid to the third party, and during fiscal 1993 issued 3,000 shares of the Company's common stock to Mr. de Clara to replace the shares which Mr. de Clara issued to the third party.
The Securities and Exchange Commission found that between 1988 and 1991 Mr. de Clara failed to timely file reports of beneficial ownership required by the Securities Exchange Act of 1934. In May, 1992, the Commission entered an order requiring Mr. de Clara to file reports of beneficial ownership on a timely basis.
PRINCIPAL SHAREHOLDERS

The following table sets forth, as of September 30, 1995, information with respect to the only persons owning beneficially 5% or more of the outstanding Common Stock and the number and percentage of outstanding shares owned by each director and officer and by the officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of Common Stock.

                                       Number of             Percent
of Name and Address                    Shares (1)            Class
(4)
Maximilian de Clara                     90,000 (2)            1.4%
Bergstrasse 79
6078 Lungern,
Obwalden, Switzerland

Geert R. Kersten                       193,186 (3)            3.5%
66 Canal Center Plaza
Suite 510
Alexandria, VA  223l4

Patricia B. Prichep                      4,530                *
66 Canal Center Plaza
Suite 510
Alexandria, VA  223l4

M. Douglas Winship                       5,000                 *
66 Canal Center Plaza
Suite 510
Alexandria, VA  223l4

Dr. Eyal Talor                           4,667                 *
66 Canal Center Plaza
Suite 510
Alexandria, VA  223l4
Dr. Suzanne Beckner                      2,667
* 66 Canal Center Plaza
Suite 510
Alexandria, VA  223l4

Mark Soresi                             14,375
* l0l0 Wayne Ave., 8th Floor
Silver Spring, MD  209l0

F. Donald Hudson                        10,500
*
 53 Mt. Vernon Street
Boston, MA  02108

Edwin A. Shalloway                      10,500
* 413 North Washington Street
Alexandria, VA  22314

Delton Trading SA                      758,668
13.3% 15 Market Square
Belize City, Belize

Mueller Trading, Limited               758,668
13.3%
120 Madison Avenue
Lakewood, NJ

All Officers and Directors
as a Group (9 persons)                 335,425
6.0%

*Less than 1%


(1) Includes shares issuable prior to November 30, 1995 upon the exercise of options granted to the following persons:


                                          Options or Warrants
         Exercisable Name                   Prior to November
         30,
         1995
         Maximilian de Clara                    85,000
         Geert R. Kersten
108,250
         Patricia B. Prichep
4,500
         M. Douglas Winship
5,000
         Dr. Eyal Talor
3,167
         Dr. Suzanne Beckner
2,667
         Mark Soresi
12,500
         F. Donald Hudson
10,500
         Edwin A. Shalloway
10,500
         Delton Trading SA
379,334
         Mueller Trading, Limited
379,334
         See "Management" for information concerning outstanding stock options.


(2) All shares are held of record by Milford Trading, Ltd., a corporation organized pursuant to the laws of Liberia. All of the issued and outstanding shares of Milford Trading, Ltd. are owned beneficially by Mr. de Clara.

(3) Amount includes shares held in trust for the benefit of Mr.
    Kersten's minor children. Geert R. Kersten is the stepson of Maximilian de Clara.

(4) Amount excludes shares which may be issued upon the exercise of options

    and warrants previously issued by the Company.





EXCHANGE OFFER

Purpose and Effects

The purpose of the Exchange Offer is to provide an incentive for the exchange of the Company's outstanding Warrants. To the extent that Warrants are exchanged pursuant to this Exchange Offer, the Company will benefit from the receipt of the cash received in conjunction with the exchange. See "Use of Proceeds." Any Warrants tendered, upon acceptance, will be retired.




Terms




Subject to the terms and conditions set forth in the Letter of Transmittal, the Company is making the following offer to the holders of its outstanding Warrants:




ANY WARRANT HOLDER WHO TENDERS A PROPERLY COMPLETED LETTER OF
TRANSMITTAL, AND TEN WARRANTS AND PAYS A TOTAL OF $         IN CASH,
WILL RECEIVE ONE SHARE OF COMMON STOCK AND ONE SERIES B WARRANT.




THE COMPANY WILL ACCEPT ALL WARRANTS PROPERLY TENDERED BY THE WARRANT HOLDERS PRIOR TO THE EXPIRATION DATE.
See "Description of Securities."
There are presently 5,175,000 Warrants outstanding. The Warrants were issued in connection with the Company's February, 1992 public offering. Subject to the terms and conditions as set forth herein and in the Letter of Transmittal, the Company will accept all Warrants which are timely and properly tendered to American Securities Transfer, Inc., as exchange agent (the "Exchange Agent") under the terms of this Exchange
Offer prior to 6:00 p.m. Denver, Colorado Time on               (the
"Expiration Date"). The Company at its sole option may extend the Exchange Offer for an additional period of time by giving written or oral notification of such extension to the Exchange Agent and by causing notice of any extension of the Exchange Offer to be mailed to all Warrant holders of record, and to be published in The New York Times, the Wall Street Journal or any other newspaper of national circulation selected by the Company. The Company has no present intention to extend the Exchange Offer beyond the Expiration Date.
The Company reserves the right to withdraw, cancel, modify or terminate this Exchange Offer at any time prior to the Expiration Date (by written or oral notice to the Exchange Agent and by causing notice thereof to be given to all Warrant Holders of record) if, in the opinion of counsel for the Company, there exists any actual or threatened legal impediment to the Exchange Offer, including any material legal action or administrative proceeding instituted or threatened against the Company or the Exchange Agent with respect to the Exchange Offer. No such impediments are presently known by the Company to exist. Upon any such termination of the Exchange Offer, the Company will return all such Warrants and cash payments without interest thereon or deduction therefrom, and have no further obligation or liability with respect to the Exchange Offer.
Should any funds of any tendering Warrant holder whose exchange has not been accepted by the Company be left on deposit with the Exchange Agent for any reason including, but not limited to, termination of the Exchange Offer, the Exchange Agent will promptly refund such funds without interest thereon or deduction therefrom.
No variation in the terms of the Exchange Offer is presently contemplated. However, if for any reason the terms should be changed, the revised terms will apply for all tendering Warrant holders whether they tendered before or after such change.
Requests for additional copies of this Prospectus or the Letter of Transmittal or assistance in completing an exchange should be made by mail or telephone to any of the following:
EXCHANGE AGENT:
American Securities Transfer, Inc.
938 Quail St., Suite l0l
Lakewood, Colorado  802l5
Telephone: (303) 534-5300
Attention:

THE COMPANY:

CEL-SCI Corporation
66 Canal Center Plaza
Suite 510
Alexandria, Virginia  22314
Telephone: (703) 549-5293
Attention:  Patricia B. Prichep
            Vice President of Operations
The Warrant certificates, Letter of Transmittal and the cash payment should NOT be sent to the Company.
If a holder of Warrants does not tender Warrants pursuant to the terms of this Exchange Offer, such holder may exercise the Warrants in accordance with the terms of the Warrants. Every ten Warrants entitle the holder to purchase one (1) share of Common Stock at a price of $46.50 at any time prior to February 7, 1996 (the "Warrant Expiration Date").

Procedure for Exchange Offer

Except as otherwise stated below, to be properly tendered pursuant to this Exchange Offer, the Warrant Certificates together with a properly completed and executed Letter of Transmittal, the applicable cash payment and any other documents required by the Letter of Transmittal must be received by American Securities Transfer, Inc. as Exchange Agent, 938 Quail St., Suite l0l, Lakewood, Colorado 802l5, prior to the Expiration Date. The certificates, Letter of Transmittal and the cash payment should not be sent to the Company. The method of delivery of the Warrants, the cash payment and other documents forwarded to the Exchange Agent is at the election and risk of the holder, but if such delivery is by mail it is suggested that registered mail with return receipt requested be used. The applicable cash payment accompanying the Warrants must be made by check or bank draft or postal or express money order payable in United States dollars to American Securities Transfer, Inc. as Exchange Agent.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of the Warrants or cash payments tendered will be determined by the Company, which determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of any Warrants and cash payments not properly tendered or the acceptance of which would, in the opinion of the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to any particular Warrants, and the Company's interpretation of the terms and conditions of this Exchange Offer (including the instructions and Letter of Transmittal) shall be final and binding. Any irregularities in connection with the tenders, unless waived, must be cured within such time as the Company shall determine, which time may be extended beyond the Expiration
Date. Neither the Company nor the Exchange Agent shall be under any duty to give notification of defects in such tenders or incur any liability for failure to give such notification. Tenders of the Warrants and cash payments received by the Exchange Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned (without interest on the cash payment or deduction therefrom) by the Exchange Agent to the appropriate Warrant holder as soon as practicable.

Procedure for Late Delivery of Warrants or Letters of Transmittal

If the Exchange Agent receives, prior to the Expiration Date, the applicable cash payment with respect to the number of Warrants being tendered, together with a letter, telex or telegram from a commercial bank or trust company in the United States, a member of the National Association of Securities Dealers,
Inc. or a member firm of a national securities exchange stating the number of Warrants being exchanged, the name of the exchanging holder of the Warrants and guaranteeing that the Warrants and/or Letter of Transmittal, as the case may be, and any other documents required in the exchange will be received by the Exchange Agent within eight (8) business days of the Expiration Date, such tender will be accepted subject to the receipt by the Exchange Agent of the guaranteed items within the specified period. The guarantee of delivery of Warrants may also be effected by executing and delivering to the Exchange Agent prior to the Expiration Date, the applicable cash payment and a Letter of Transmittal with the guarantee of delivery contained therein separately executed by one of the aforementioned institutions.

Withdrawal Rights

Tenders of Warrants and cash payments may be withdrawn at any time prior to the termination of the Exchange Offer and, if not yet accepted
for exchange, after                (40 business days after commencement
of the Exchange Offer).

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address as set forth above. Such notice of withdrawal must set forth the name of the tendering Warrant holder, the name of the registered holder if different from that of the Warrant holder, the number of Warrants (and, if available, the certificate numbers) and the amount of the cash payment to be withdrawn. All questions as to the validity (including time of receipt) or notices of withdrawal will be determined by the Company, whose determination shall be final and binding. All Warrants and cash payments withdrawn in the manner specified above will not be considered to have been duly tendered.

Delivery of Common Stock and Series B Warrants

Upon the terms and subject to the conditions of this Exchange Offer, delivery of the Common Stock and Series B Warrants in exchange for the Warrants and cash payments validly tendered and accepted by the Company will be made as soon as practicable after the Expiration Date. It is anticipated that the certificates for the Shares of Common Stock and Series B Warrants will be mailed within l0 business days of the Expiration Date. All deliveries will be made through the Exchange Agent.

Position of the Board of Directors

The Board of Directors of the Company believes the Exchange Offer is in the best interests of the Company and that the Company will benefit from the receipt of cash proceeds, if any, received pursuant to the Exchange Offer. However, the Board of Directors is not making any recommendations to the holders of the Warrants as to whether they should exchange or refrain from exchanging any or all of their Warrants. Each Warrant holder must make his or her own decision as to whether to exchange all or any portion of the Warrants owned by such person.

Federal Income Tax Consequences

For federal income tax purposes, the exchange of Warrants and cash for the Units may be treated as the exercise of the Warrants and the simultaneous purchase of the Units with the result that the Warrant holders will not recognize gain or loss. However, there is no authority directly supporting this conclusion, and the Internal Revenue Service (the "IRS") may take other positions which, if sustained, could result in adverse tax consequences. For example, the IRS could take the position that the transaction represents, at least in part, a taxable exchange of Warrants and cash for the Units. If this position is sustained, the holder of a Warrant may recognize gain or loss. A gain would be recognized if the fair market value of the securities received is greater than the basis of the Warrants and cash given up. The maximum amount of such gain should be equal to the fair market value of the Units received. Similarly, if the fair market value of the securities received is less than the basis of the Warrants and cash exchanged therefor, a loss could be recognized. If the transaction is treated simply as a purchase of the Units and not as a taxable transaction, basis will be allocated between the Common Stock and Class B Warrants comprising the Units in proportion to their relative fair market values on the date of exchange.

The principles set forth above apply equally to those Warrant holders who elect not to tender pursuant to the Exchange Offer but instead exercise their Warrants pursuant to their original terms. The Warrant holder's basis for the Common Stock will be equal to the sum of the cash paid plus the basis in the Warrants increased by any income, or decreased by any loss, which is recognized by reason of the transaction being treated as a taxable transaction.

Generally, a corporation does not recognize gain for federal income tax purposes upon the exercise of its warrantand a corporation does not recognize gain or loss upon the issuance, lapse or repurchase of options to buy or sell its stock.

The foregoing discussion, which is not based upon any legal opinion or ruling from the Internal Revenue Service, does not necessarily deal with all federal income tax considerations relevant to every Warrant holder. BECAUSE THE MATTERS DISCUSSED ABOVE ARE NOT, AS A MATTER OF FEDERAL INCOME TAX LAW, FREE FROM DOUBT, WARRANT HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF EXCHANGING THEIR WARRANTS, AS WELL AS WITH RESPECT TO OTHER FEDERAL, STATE AND LOCAL TAX CONSIDERATIONS WHICH MAY BE RELEVANT TO THEIR SITUATIONS

DESCRIPTION OF SECURITIES

Common Stock

The Company is authorized to issue 100,000,000 shares of Common Stock, (the "Common Stock"). Holders of Common Stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding Common Stock can elect all directors.

Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of Common Stock do not have preemptive rights to subscribe to additional shares if issued by the Company. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable and all of the shares of Common Stock offered as a component of the Units will be, upon issuance, fully paid and non assessable.

Preferred Stock

The Company is authorized to issue up to 200,000 shares of Preferred Stock. The Company's Articles of Incorporation provide that the Board of Directors has the authority to divide the Preferred Stock into series and, within the limitations provided by Colorado statute, to fix by resolution the vot- ing power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the Preferred Stock without shareholder approval, the Preferred Stock could be issued to defend against any attempted takeover of the Company.

The Company has no plans respecting the issuance of its Preferred
Stock.

Publicly Traded Warrants

In connection with the Company's February, 1992 public offering, the Company issued 5,175,000 Warrants. Every ten Warrants entitle the holder to purchase one share of the Company's Common Stock at a price of $46.50 per share prior to February 7, 1996. The Company, upon 30-days notice, may accelerate the expiration date of the Warrants, provided, however, that at the time the Company gives such notice of acceleration (1) the Company has in effect a current registration statement covering the shares of Common Stock issuable upon the exercise of the Warrants and (2) at any time during the 30 day period preceding such notice, the average closing bid price of the Company's Common Stock has been at least 20% higher than the warrant exercise price for 15 consecutive trading days. If the expiration date is accelerated, all Warrants not exercised within the 30-day period will expire.
Other provisions of the Warrants are set forth below. This information is subject to the provisions of the Warrant Certificate representing the Warrants.
    1. Holders of the Warrants may sell the Warrants rather than exercise them. However, there can be no assurance that a market will develop or continue as to the Warrants.

         2. Unless exercised within the time provided for exercise, the
Warrants will automatically expire.

         3. The exercise price of the Warrants may not be increased during the term of the Warrants, but the exercise price may be decreased at the discretion of the Company's Board of Directors by giving each Warrant holder notice of such decrease. The exercise period for the Warrants may be extended by the Company's Board of Directors giving notice of such extension to each Warrant holder of record.

         4. There is no minimum number of shares which must be purchased upon exercise of the Warrants.

         5. The holders of the Warrants in certain instances are protected against dilution of their interests represented by the underlying shares of Common Stock upon the occurrence of stock dividends, stock splits, reclassifications, and mergers.

         6. The holders of the Warrants have no voting power and are not entitled to dividends. In the event of a liquidation, dissolution,

or winding up of the Company, holders of the Warrants will not be entitled to

participate in the distribution of the Company's assets.

Transfer Agent

American Securities Transfer, Inc., of Denver, Colorado, is the

transfer agent for the Company's Common Stock.

LITIGATION

The Company is not a party to any pending legal proceedings.

INDEMNIFICATION

The Company's Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of the Company who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. ADDITIONAL INFORMATION
The Company has filed with the Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20001, a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and such securities, reference is made to the Registration Statement and to the Exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an Exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of each document may be inspected at the Commission's offices at 450 Fifth Street, N.W., Washington, D.C., 20549, and at the Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048 and the Midwest Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60681-2511. Copies may be obtained at the Washington, D.C. office upon payment of the charges prescribed by the Commission.
         No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus. Any information or representation not contained in this Prospectus must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the af- fairs of the Company since the date hereof. TABLE OF CONTENTS

Page Prospectus Summary ...........................................
Glossary of Technical Terms
 .................................. Risk
Factors
 Dilution and Comparative Share Data
 Use of Proceeds
Market Information ...........................................
Selected Financial Data ......................................
Management's Discussion and Analysis .........................
Business ........................................... Management
 ................................................ Principal
Shareholders ....................................... Exchange Offer
 ............................................... Description of
Securities .................................... Litigation
 ................................................... Indemnification
 ..............................................
Additional Information
 ....................................... Financial
Statements .........................................


517,500 Shares of Common Stock
and
517,500 Series B Warrants


CEL-SCI CORPORATION




PROSPECTUS


PART II
Information Not Required in Prospectus

Item 24. Indemnification of Officers and Directors.

It is provided by Section 7-l09-l02 of the Colorado Revised Statutes and the Company's Bylaws that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the best interest of the Company.

Item 25. Other Expenses of Issuance and Distribution.



         SEC Filing Fee                                      $1,608
         NASD Filing Fee                                        966
         Blue Sky Fees and Expenses                             500
         Printing and Engraving Expenses                      5,000
         Legal Fees and Expenses                             25,000
         Accounting Fees and Expenses                         5,000
         Transfer Agent Fees                                  1,000
         Miscellaneous Expenses                              10,926

         TOTAL                                              $50,000
        All expenses other than the S.E.C. and NASD filing fees are estimated. Item 26. Recent Sales of Unregistered Securities.
The following information sets forth all securities of the Company which have been sold during the past three years and which securities were not registered under the Securities Act of 1933, as amended.

                          Shares of
                            Common     Date of
Security Holder           Stock Sold     Sale
Consideration
Daryl Strahl                  2,431     11/1/93
8,038(1)
Isadore Klausner             25,000     11/1/93
(2)
Private Investors           575,000     6/22/95
$1,150,000
Private Investors           575,000     9/29/95
$1,150,000
         Unless otherwise indicated, the consideration paid for the shares was cash.

(1) Surrender of options to Company. The options surrendered were valued at $8,038.

(2) Settlement of claim against officer and director. Officer and director was indemnified by Company for this claim. Accordingly, shares were issued directly to Mr. Klausner, the person asserting the claim against the officer and director.


The sales of the Company's Common Stock described above were exempt transactions under Section 4(2) of the Act as transactions by an issuer not involving a public offering. The shares of Common Stock sold subsequent to February 1995 were also exempt in accordance with Rule 505 of the Securities and Exchange Commission. All of the shares of Common Stock were issued for investment purposes only and without a view to distribution. All of the persons who acquired the foregoing securities were fully informed and advised about matters concerning the Company, including its business, financial affairs and other matters. The purchasers of the Company's Common Stock acquired the securities for their own accounts. The certificates evidencing the securities bear legends stating that they may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. No underwriters were involved with the sale of the shares of Common Stock and no commissions or other forms of remuneration were paid to any person in connection with sales of the Company's securities prior to June 1995. The Company paid a commission of $230,000 (and issued warrants for the purchase of up to 230,000 shares of Common Stock) to Neidiger/Tucker/Bruner, Inc. in connection with the sale of the securities sold in June and September 1995. All of the shares of Common Stock sold by the Company are "restricted" shares as defined in Rule 144 of the Rules and Regulations of the Securities and Exchange Commission. Item 27. Exhibits


         Exhibits                                     Page Number
3(a)     Articles of Incorporation      Incorporated by reference to
Exhibit
                                        3(a) of the Company's combined
                                        Regi stration Statement on Form
                                        S1 and Post-Effective Amendment
                                        ("Registra tion Statement"),
                                        Registration Nos. 2-85547-D and
                                        33-7531.

(b)     Amended Articles               Incorporated by reference to
Exhibit
                                        3(a) of the Company's
                                        Registration Statement on Form S
                                        1, Registration Nos. 2-85547-D
                                        and 33-7531.

   Amended Articles               Filed as exhibit to Company's Regis
         (Name change only)             tration Statement on Form S-1
(No.
                                        33-34878).

(d)     Bylaws                         Incorporated by reference to
                                        Exhibit 3(b) of the Company's
                                        Registration Statement on Form S
                                        1, Registration Nos. 2-85547-D
                                        and 33-7531.

4(a)     Specimen copy of               Incorporated by reference to
Exhibit
         Stock Certificate              4(a) of the Company's
Registration
                                        Statement on Form S-1,
                                        Registration Nos. 2-85547-D and
                                        337531.

         Form of Common Stock           Incorporated by reference to
Exhibit
         Purchase Warrant               4 filed as an exhibit to the
Com-
                                        pany's Registration Statement
                                        on Form S-1 (Registration No.
                                        33 43281).

5.       Opinion of Counsel


10(a)    Purchase Agreement             Incorporated by reference to
Exhibit
         dated April 21, 1986           10(a) of the Company's
Registration
         with Alpha I Biomedical        Statement on Form S-1,
Registration
                                        Nos. 2-85547-D and 33-7531.

  (b)     Agreement with Sittona         Incorporated by reference to
Exhibit
         Company B.V. dated             10 of the Company's
Registration
         May 3, 1983                    Statement on Form S-1,
Registration
                                        Nos. 2-85547-D and 33-7531.

   Addendum effective May 3,      Incorporated by reference to Exhibit
         1983 to Licensing Agree-       10(e) of the Company's
Registration
         ment with Sittona Company,     Statement on Form S-1,
Registration
         B.V.                           Nos. 2-85547-D and 33-7531.
(d)     Addendum effective October     Incorporated by reference to
         Exhibit 13, 1989 to Licensing Agree-    10(d) of Company's
         Annual Report on
         ment with Sittona Company,     Form 10-K for the year ended
September
         B.V.                           30, 1989.

10(e)    Employment Agreement with      Filed with Amendment Number 1
to
the
         Geert Kersten                  Company's Registration
Statement
on
                                        Form S-1 (Commission File
                                        Number 3343281).

10(g)    Agreement between Viral        Filed with Amendment Number 2
to
the
         Technologies, Inc. and         Company's Registration
Statement
on
         Nippon Zeon Co., Ltd.          Form S-1 (Commission File
Number
33-
                                        90230).
23(a)    Consent of Hart & Trinen
  (b)    Consent of Deloitte &
         Touche LLP

24.      Power of Attorney              Included as part of
signature
page.

99       Additional Exhibits - Letter
         of Transmittal

No Financial Statement Schedules are filed with this Registration
Statement.

Item 28. Undertakings.
The undersigned Registrant hereby undertakes:
         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.
              (i) To include any Prospectus required by Section l0(a)(3) of the Securities Act of l933;
              (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.
         (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
         (4) Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY
The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.
SIGNATURES
Pursuant to the requirements of the Securities Act of l933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alexandria, State of Virginia, on the 24th day of October, 1995. CEL-SCI CORPORATION
By: /s/ Maximilian de Clara
   MAXIMILIAN DE CLARA, PRESIDENT
Pursuant to the requirements of the Securities Act of l933,
this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature                            Title                      Date
/s/ Maximilian de Clara       Director and Principal October 24, 1995
MAXIMILIAN DE CLARA           Executive Officer

/s/ Geert R. Kersten          Director, Principal    October 24, 1995
GEERT R. KERSTEN              Financial Officer
                              and Chief Executive
                                Officer

                              Director               October 24, 1995
MARK V. SORESI

/s/ F. Donald Hudson          Director               October 24, 1995
F. DONALD HUDSON

/s/ Edwin A. Shalloway        Director               October 24, 1995
EDWIN A. SHALLOWAY